ANNEX C TO OMNIBUS AMENDMENT NO. 2

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

DATED AS OF APRIL 6, 2021

AMONG

TEMPUR SEALY RECEIVABLES, LLC, AS BORROWER,

TEMPUR SEALY INTERNATIONAL, INC., AS MASTER SERVICER,

THE LENDERS FROM TIME TO TIME PARTY HERETO

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS THE ADMINISTRATIVE AGENT

TABLE OF CONTENTS
PAGE
ARTICLE I. THE FACILITY 1

ARTICLE II. PAYMENTS AND COLLECTIONS 11

ARTICLE III. REPRESENTATIONS AND WARRANTIES 13
Section 3.1.    Representations and Warranties of Borrower..........................................................13
Section 3.2.    Representations and Warranties of Master Servicer................................................16
ARTICLE IV. CONDITIONS PRECEDENT 20
Section 4.1.    Conditions to the Amendment and Restatement Effective Date.............................20
Section 4.2.    Conditions Precedent to Each Advance after the Amendment and Restatement Effective Date...20
ARTICLE V. COVENANTS 21
Section 5.1.    Affirmative Covenants of Borrower and Master Servicer.........................................21
Section 5.2.    Negative Covenants of Loan Parties..........................................................................28
ARTICLE VI. ADMINISTRATION AND COLLECTION 30

ARTICLE VII. FACILITY TERMINATION EVENTS 32

Section 7.1.    Facility Termination Events......................................................................................32
Section 7.2.    Remedies..................................................................................................................36
ARTICLE VIII. INDEMNIFICATION 36

ARTICLE IX. ADMINISTRATIVE AGENT 41

ARTICLE X. ASSIGNMENTS; PARTICIPATIONS 44
Section 10.1.    Successors and Assigns.............................................................................................44
ARTICLE XI. GRANT OF SECURITY INTEREST 45
Section 11.1.    Grant of Security Interest.........................................................................................45
ARTICLE XII. MISCELLANEOUS 45

EXHIBITS AND SCHEDULES
Exhibit I Definitions
Exhibit II Borrower’s Chief Executive Office, Records Locations, Federal Taxpayer ID Number and Organizational ID Number
Exhibit III Lock-Boxes and Collection Accounts
Exhibit IV Credit and Collection Policy
Exhibit V Form of Interim Report
Exhibit VI Form of Monthly Report
Exhibit VII Form of Performance Undertaking
Exhibit VIII Form of U.S. Tax Compliance Certificate
Exhibit IX Form of U.S. Tax Compliance Certificate
Exhibit XI Form of U.S. Tax Compliance Certificate
Exhibit XII Form of Borrowing Request

Schedule A Commitments

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of April 6, 2021, is among:
(a)    Tempur Sealy Receivables, LLC, a Delaware limited liability company (“Borrower”),
(b)    Tempur Sealy International, Inc., a Delaware corporation (“TPX”), as initial Master Servicer,
(c)    Wells Fargo Bank, National Association, a national banking association (“Wells Fargo” or a “Lender”),
(d)    Sumitomo Mitsui Banking Corporation, a Japanese banking corporation (“SMBC” or a “Lender”), and
(e)    Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
This Agreement amends and restates in its entirety that certain Credit and Security Agreement, dated as of April 12, 2017, by and among Borrower, Master Servicer, and Wells Fargo, as amended from time to time prior to the date hereof (the “Existing CSA”).
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I.
THE FACILITY
Section 1.1.    The Commitments. On the terms and subject to the conditions set forth in this Agreement, including the conditions set forth in Article IV: (a) From time to time during the Revolving Period, Borrower may request Advances in accordance with Section 1.2, and (b) each Lender, severally and not jointly, agrees to make Loans of its Percentage of the Principal amount requested on the applicable Borrowing Date; provided that (i) the Aggregate Principal at any one time outstanding may not exceed the lesser of (A) the amount of the Aggregate Commitment, and (B) the Borrowing Base, and (ii) the aggregate Principal amount of the requested Advance shall be not less than $500,000 or a larger integral multiple of $250,000. The Aggregate Commitment will automatically terminate on the Facility Termination Date.

Section 1.2.    Requesting Advances.
(a)    If, on any Business Day during the Revolving Period, there is Borrowing Availability, Borrower may request an Incremental Advance by (a) delivering a written request in the form of Exhibit XII to this Agreement (each, a “Borrowing Request”) to the Lenders, and (b) by entering the aggregate Principal amount of the requested Advance on-line in Wells Fargo’s electronic “C.E.O.” portal by 1:00 p.m. (New York City time) on the proposed Borrowing Date. The initial Advance shall be subject to Section 4.1 hereof, and all Advances (including the initial Advance and each Rollover Advance) shall be subject to Section 4.2 hereof. Each such request shall be irrevocable. On the Borrowing Date of each Incremental Advance, upon satisfaction of the applicable conditions precedent set forth in Article IV, each Lender shall initiate a wire transfer to the Administrative Agent’s Account, in immediately available funds, no later than 3:00 p.m. (New York City time), of an amount equal to its Percentage of the aggregate requested Principal, and the Administrative Agent will promptly wire the amounts received to the Facility Account.
(b)    (i) The Administrative Agent may, but shall not be required to, wire the entire amount of the requested Advance to the Facility Account in advance of receiving each Lender’s Percentage thereof, in reliance upon the assumption that each Lender will timely fund its Percentage thereof to the Administrative Agent’s Account. If, on the requested Borrowing Date, any Lender shall not have remitted the full amount that it is required to make available to the Administrative Agent’s Account in immediately available funds and if the Administrative Agent has made available to Borrower such amount on the requested Borrowing Date, then such Lender shall make the amount of such Lender’s Percentage of the requested Advance available to the Administrative Agent in immediately available funds, to the Administrative Agent’s Account, no later than 10:00 a.m. (New York time) on the first Business Day after the requested Borrowing Date (in which case, the interest accrued on such Lender’s portion of such Advance on the Borrowing Date shall be for the Administrative Agent’s separate account). (ii) If any Lender shall not remit the full amount that it is required to make available to the Administrative Agent’s Account in immediately available funds as and when required hereby and if the Administrative Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to the Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by the Administrative Agent to any Lender with respect to amounts owing under this Section 1.2(b)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to the Administrative Agent, then such payment to the Administrative Agent shall constitute such Lender’s Loan for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify Borrower of such failure to fund and, upon demand by the Administrative Agent, Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account within three (3) Business Days thereafter, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such Advance.

(c)    The failure of any Lender to fund its Loan comprising part of any Advance requested in any Borrowing Request into the Administrative Agent’s Account shall not relieve any other Lender of its obligation hereunder to so fund its Loan on the proposed Borrowing Date, and no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by any other Lender on any Borrowing Date. In addition, no party other than the Administrative Agent shall be responsible for the failure of the Administrative Agent to promptly wire the Loans received by it in the Administrative Agent’s Account to the Facility Account. In the event that one or more Lenders fails to make its Loan by 3:00 p.m. (New York City time) on any Borrowing Date, the Administrative Agent shall notify each of the other Lenders not later than 5:00 p.m. (New York City time) on such date, and each of the other Lenders party to this Agreement as of such date shall make available to Borrower a supplemental Loan in a principal amount equal to the Principal amount that was unfunded multiplied by a fraction, the numerator of which is the Commitment of such Lender and the denominator of which is the aggregate Commitment of all Lenders (less the aggregate Commitment(s) of the Lender(s) failing to make Loans on such date), but in no event in excess of such Lender’s Commitment. Such supplemental Loans shall be made by wire transfer in same-day funds no later than 3:00 p.m. (New York City time) one Business Day following the related Borrowing Date. If any Lender which shall have failed to fund its Loan shall subsequently pay such amount, the Administrative Agent shall apply such amount pro rata to repay any supplemental Loans made by the other Lenders pursuant to this Section 1.2(c). Any payment of principal, interest, fees or other amounts payable to the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied by the Administrative Agent first to all other Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their respective Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender pursuant to this Section 1.2(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any other Lender as a result of such other Lender’s increased credit exposure following such reallocation.
Section 1.3.    Reductions. (a) If, on any Business Day, a Responsible Employee of Borrower determines or is advised that an Overadvance exists, Borrower shall notify the Lenders by Email, and Borrower shall pay to the Administrative Agent’s Account within two (2) Business Days thereafter (such date, a “Proposed Reduction Date”), an amount to be applied to reduce the Aggregate Principal, pro rata amongst the Lenders in accordance with their respective Percentages, such that after giving effect to such payment, no Overadvance exists and is continuing, and the Administrative Agent will promptly wire to each Lender its Percentage of the amount received.
(b) If, on any Business Day, Borrower wishes to make a voluntary reduction in the Aggregate Principal, Borrower shall notify Lenders by Email and wire transfer in immediately available funds to the Administrative Agent’s Account the amount of Aggregate Principal to be reduced which shall not be less than $1,000,000 or a larger integral multiple of $500,000 (each, an “Aggregate Reduction”). The Administrative Agent will promptly wire to each Lender its Percentage of the Aggregate Reduction so received.

(c) Borrower may, upon at least two (2) Business Days’ irrevocable written notice to the Administrative Agent (who will promptly notify each Lender), terminate in whole or permanently reduce in part pro rata amongst the Lenders in accordance with their respective Percentages, the unused portion of the Aggregate Commitment and the Facility Limit; provided that each partial reduction of the Facility Limit shall be in an aggregate amount of not less than $2,000,000.
Section 1.4.    Payment Requirements. All payments to the Administrative Agent for itself or for the benefit of the Lenders shall be made by wire transfer solely to the Administrative Agent’s Account in immediately available funds initiated no later than 2:00 p.m. (New York City time) on the Business Day when due, and, as applicable, upon receipt, the Administrative Agent shall promptly distribute to the Lenders their respective portions, if any, thereof. All computations of Interest and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed (or, in the case of Interest calculated by reference to the Alternate Base Rate, three hundred sixty-five (365) days or, in the case of a leap year, three hundred sixty-six (366) days), and the Administrative Agent, on behalf of all Lenders, shall invoice Borrower (with copies to the Lenders) for such Interest and per annum Fees. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
Section 1.5.    Deemed Collections. Upon the occurrence of any Dilution, Borrower shall be deemed to have received a Deemed Collection in the amount specified in the definition of “Deemed Collection,” and the Outstanding Balance of the Receivable(s) affected thereby shall be immediately reduced by the amount of such Deemed Collection. If, after giving effect to any Deemed Collection as a result of such Dilution, an Overadvance shall exist, Borrower shall make a payment to reduce Aggregate Principal in accordance with Section 1.3.
Section 1.6.    Interest. (a) Prior to the occurrence and continuance of a Facility Termination Event, the Principal of each Advance shall accrue Interest for each day at a rate per annum equal to the applicable Interest Rate. Upon the occurrence of a Facility Termination Event and during the continuance thereof, Aggregate Principal shall accrue Interest for each day at a rate per annum equal to the Default Rate.
(b)    On or before each Monthly Payment Date, the Administrative Agent shall calculate the aggregate amount of Interest (if any) owing for the Calculation Period then most recently ended (plus any unpaid Interest, if any, that was due and not paid on a prior Monthly Payment Date) and the Administrative Agent shall promptly notify Borrower and the Lenders of such amount not later than two (2) Business Days prior to such Monthly Payment Date.
(c)    Borrower shall pay to the Administrative Agent’s Account, for the ratable account of the Lenders in accordance with Article II, such accrued and unpaid Interest determined in accordance with this Article I.

Section 1.7.    Special Provisions Applicable to LMIR.
(a)    Violations of Law; Cost of Funding; Temporary Unavailability of LIBOR. If the Administrative Agent notifies Borrower that (i) any Lender has reasonably determined that funding its Loan at LMIR would violate any applicable law, rule, regulation, or directive of any Governmental Authority, whether or not having the force of law, (ii) any Lender has reasonably determined that LMIR does not accurately reflect the cost to such Lender of funding or maintaining its LMIR Loans, or (iii) the Administrative Agent is unable to obtain quotations of the one-month US LIBOR on the Reuters Screen LIBOR01 Page or any other page that may replace such page (the “LIBOR Screen Rate”) from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation) and such determinations or unavailability of quotations described in the preceding clause (i), (ii) or (iii), as applicable, is not related to the planned cessation of LIBOR, subject to Sections 1.7(b) and (c), the Administrative Agent may suspend the availability of LMIR and require Interest on the Advances to accrue at Alternate Base Rate.
(b)    Anticipated Termination of LIBOR Quotations. The Administrative Agent will notify Borrower (i) promptly following the occurrence of a Benchmark Replacement Event or a Term SOFR Transition Event and (ii) at least 3 Business Days prior to the implementation of any Benchmark Replacement, Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 1.7(c), will be similar to, or produce the same value or economic equivalence of, the LIBOR Screen Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect or composition of any Benchmark Replacement Conforming Changes.

(c)    Benchmark Replacement Setting.
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Hedge Agreement shall be deemed not to be a “Transaction Document” for purposes of this Section 1.7(c)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.
Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and Borrower a Term SOFR Notice. For the avoidance of doubt, other than as set forth in Section 1.7(b) above, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, in consultation with the Borrower, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.7(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.7(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.7(c).
(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) a 1-month tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that a 1-month tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may, in consultation with the Borrower, modify the tenor for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a 1-month tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the tenor for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for an Advance bearing interest at the LMIR during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to an Advance bearing interest at the Alternate Base Rate.
Section 1.8.    Designated Funding Offices. Each Lender may at its option make any Loan or otherwise perform its obligations hereunder through any of its offices, branches or Affiliates selected from time to time by such Lender and notified to Borrower (each, a “Designated Funding Office”), provided that any exercise of such option shall not affect the obligation of Borrower to turn over Collections in accordance with the terms of this Agreement. Any Designated Funding Office shall be considered part of such Lender; provided that such provisions that would be applicable with respect to Loans actually provided by an Affiliate or branch of such Lender shall apply to such Affiliate or branch to the same extent as they apply to such Lender.
Section 1.9.    Taxes.
(a)    For purposes of this Section 1.9, the term “applicable law” includes FATCA.

(b)    Any and all payments by or on account of any obligation of Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Lender, timely reimburse it for the payment of, any Other Taxes.
(d)    Borrower shall indemnify each applicable Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by or on behalf of such Lender or required to be withheld or deducted from a payment to the Administrative Agent for the account of such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Agent and Borrower by the applicable Lender shall be conclusive absent manifest error.
(e)    [Reserved].
(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 1.9, such Loan Party shall deliver to the Administrative Agent and each applicable Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each applicable Lender.
(g)    (i) If any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, such Lender shall deliver to the Administrative Agent and the Loan Parties, at the time or times reasonably requested by the Loan Parties, such properly completed and executed documentation reasonably requested by the Loan Parties as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties as will enable the Loan Parties to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.9(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,

(A) if a Lender is a U.S. Person, such Lender shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) if a Lender is not a U.S. Person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties), whichever of the following is applicable:
(1) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W-8ECI (or any successor form);
(3) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit IX to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms); or
(4) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit X or Exhibit XI, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII on behalf of each such direct and indirect partner;
(C) if A Lender is not a U.S. Person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent and the Loan Parties (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties to determine the withholding or deduction required to be made; and

(D) if a payment made to or for the benefit of any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties as may be necessary for the Loan Parties to comply with their obligations under FATCA and to determine that that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.9 (including by the payment of additional amounts pursuant to this Section 1.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Each party’s obligations under this Section 1.9 shall survive the termination of the commitment and the repayment, satisfaction or discharge of all obligations under this Agreement.
Section 1.10.    Defaulting Lenders; Non-Consenting Lenders.
(a)    If any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights (other than its existing rights to payments pursuant to this Agreement and claims for indemnification under the other Transaction Documents) and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    such Lender shall have received payment of an amount equal to accrued and unpaid Interest and the Principal funded by such Lender, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents as part of the purchase price from the assignee, or from Borrower;
(ii)    such assignment does not conflict with applicable law; and
(iii)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented or would have consented to the applicable amendment, waiver or consent.
(b)    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
(c)    No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender for such period).
(d)    If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Unused Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE II.
PAYMENTS AND COLLECTIONS
Section 2.1.    Collections During the Revolving Period. (a) On each Business Day during the Revolving Period, all Collections and Deemed Collections received by Master Servicer shall be administered in accordance with Section 6.2 and, except to the extent such Business Day is a Settlement Date and accrued and unpaid Aggregate Unpaids are then due and owing to the Administrative Agent, for the benefit of the Lenders, such Collections and Deemed Collections shall constitute the proceeds of a Rollover Advance as provided in Section 2.1(b).

(b)    Aggregate Principal shall not be required to be paid during the Revolving Period except to the extent that (i) an Overadvance exists pursuant to Section 1.3(a) or (ii) an Aggregate Reduction is desired in accordance with Section 1.3(b).
(c)    On each Business Day during the Revolving Period, subject to Section 2.1(d) and to Section 4.2, Collections that are not required to be used to pay Aggregate Unpaids that are then due and owing (including Aggregate Principal payable pursuant to Section 2.1(b)) shall be retained by Borrower as the proceeds of a Rollover Advance and shall be disbursed to TPNA in payment of the Purchase Price for Purchased Receivables under the RSCA in such amounts as Borrower may specify.
(d)    On each Monthly Payment Date during the Revolving Period, after deduction of Master Servicer’s Servicing Fee from Collections received (or deemed received) during the Calculation Period (or portion thereof) then most recently ended and any fees then due and owing by Borrower to the Independent Director, Master Servicer shall wire transfer to the Administrative Agent’s Account from the Collections received (or deemed received) during such Calculation Period (or portion thereof), an amount equal to the Required Amounts due and owing on such Monthly Payment Date. Following the Dominion Date, the Administrative Agent shall make distributions of the Servicing Fee and other Required Amounts from the Collections held by it in accordance with this Agreement.
(e)    If, on any Monthly Payment Date during the Revolving Period, there are insufficient Collections to pay all amounts required to be paid pursuant to Section 2.1(b) or Section 2.1(d), as applicable, (i) no Rollover Advance or Incremental Advance shall be made until such amounts have been paid in full, and (ii) Collections to be applied to the Required Amounts shall be applied in the following order of priority:
first, to accrued and unpaid Servicing Fees that are then due and owing to Master Servicer for the related Calculation Period if not withheld by Master Servicer prior to turnover of the Collections and to any fees then due and owing to the Independent Director;
second, to out-of-pocket expenses (if any) of the Administrative Agent and the Lenders that are then due and owing under Section 8.3;
third, to accrued and unpaid Interest then due and owing for the related Calculation Period, and any previously accrued Interest for a prior Calculation Period that remains unpaid; and
fourth, to all Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees that remain unpaid.
Promptly after its receipt of funds for the benefit of any Lender pursuant to this Section 2.1, the Administrative Agent shall promptly forward to each such Lender in the type of funds received such Lender’s ratable share thereof.
Section 2.2.    Collections During the Liquidation Period.
(a)    On each day during the Liquidation Period, unless the Dominion Date shall have occurred, all Collections shall be administered in accordance with Section 6.2.

(b)    On each Payment Date during the Liquidation Period, unless the Dominion Date shall have occurred, Master Servicer shall wire transfer all Collections so held by Master Servicer (after deducting its Servicing Fee therefrom) to the Administrative Agent’s Account for distribution and application in the following order of priority:
first, (i) to Master Servicer, in payment of its Servicing Fee for the related Calculation Period to the extent not retained and (ii) to the Independent Director, in payment of any fees then due and owing;
second, to the Administrative Agent’s Account for distribution to the Administrative Agent and the Lenders, in payment of their respective out-of-pocket expenses in connection with the enforcement or protection of their rights under this Agreement and the other Transaction Documents, to the extent reimbursable under Section 8.3 and not otherwise paid by Borrower;
third, to the Administrative Agent’s Account for distribution to the Lenders, in payment of any accrued and unpaid Interest then due and owing for the related Calculation Period, and any previously accrued Interest for a prior Calculation Period that remains unpaid;
fourth, to the Administrative Agent’s Account for distribution to the Lenders, in payment of any Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Monthly Payment Date;
fifth, to the Administrative Agent’s Account for distribution to the Lenders, in reduction of Aggregate Principal until Aggregate Principal is reduced to $0; and
sixth, if the Aggregate Unpaids have been reduced to zero, to Borrower, free and clear of the Security Interest of the Administrative Agent for the benefit of the Lenders.
Promptly after its receipt of funds for the benefit of any Lender pursuant to this Section 2.2, the Administrative Agent shall promptly forward to each such Lender in the type of funds received such Lender’s ratable share thereof.
Section 2.3.    Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority or must otherwise be returned or refunded for any reason. Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent’s Account, for the benefit of the Lenders, the full amount thereof together with any Interest thereon from the date of any such rescission, return or refunding.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Section 3.1.    Representations and Warranties of Borrower. Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the date of each Incremental Advance and Rollover Advance that:

(a)    Existence; Compliance with Law. Borrower (w) is duly organized, validly existing and in good standing under the laws of Delaware, (x) has all requisite power and authority, and the legal right, (i) to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (y) is qualified to do business in, and is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (z) is in compliance with all Requirements of Law and its Contractual Obligations except, in each case (other than with respect to clause (x)(ii) or in connection with clause (w) above) to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Power; Authorization; Enforceable Obligations. The transactions governed by the Transaction Documents are within Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company and member action. As of (i) the Closing Date, each Transaction Document dated on the Closing Date and (ii) any date after the Closing Date on which the representations or warranties in this Section 3.1 are made, each Transaction Document dated on or prior to such date to which Borrower is a party, has, in each case, been duly executed and delivered by Borrower and, assuming due execution and delivery by all parties other than Borrower, constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Borrower is a party, the granting of Liens pursuant hereto and thereto, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law or any Contractual Obligation of Borrower and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Transaction Documents), except to the extent such violation or Lien could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(d)    Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, claims, disputes or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) as of the Closing Date, that involve this Agreement.
(e)    No Default. Borrower is not in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Potential Amortization Event or Amortization Event has occurred and is continuing.
(f)    Ownership of Receivables Assets; Liens. Borrower has good title to the Receivables Assets free and clear of all Liens other than Permitted Liens, except where such failure to have good title free and clear of all Liens other than Permitted Liens could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)    Taxes. Borrower has filed or caused to be filed all Federal, material state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority to the extent such Taxes have become due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower); no Tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such Tax that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(h)    Federal Regulations. No part of the proceeds of any Advance will be used (i) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (ii) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of Borrower consist of “margin stock” as so defined. If requested by any Lender, Borrower will furnish to such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
(i)    Investment Company Act; Other Regulations. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Borrower (i) is not a “covered fund” under the Volcker Rule and (ii) is not required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute (the “’40 Act”). In determining that Borrower is not a covered fund, Borrower does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the ’40 Act or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).
(j)    Accuracy of Information, etc. No statement or information, other than projections, pro forma financial statements, forward-looking statements, estimates with respect to future performance and information of a general economic or industry specific nature, contained in this Agreement, any other Transaction Document or any other document, certificate, report or statement furnished by or on behalf of Borrower to the Administrative Agent or the Lenders for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, contained as of the date such statement, information, document, certificate or report was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The projections, pro forma financial information, forward-looking statements and estimates with respect to future performance contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(k)    Security Interest. This Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid security interest in the Collateral and proceeds thereof, and when, in the case of Collection Accounts, Control Agreements (or amendments thereto changing the name of the secured party to the Administrative Agent or assignments thereof in favor of the Administrative Agent) are entered into by the applicable party or parties and the Collection Bank, and in the case of the other Collateral, when financing statements and amendments in appropriate form are filed in the Office of the Secretary of State of Delaware, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in such Collateral and the proceeds thereof, as security for the Aggregate Unpaids, in each case to the extent security interests in such Collateral can be perfected by the execution of Control Agreements or the filing of financing statements, as applicable, in each case prior and superior in right to any other Person.
(l)    Solvency. As of the Closing Date, Borrower is, and after giving effect to each Rollover Advance and Incremental Advance, Borrower will be, Solvent.
(m)    OFAC; Anti-Money Laundering; Patriot Act. Borrower is in compliance, in all material respects, with the Patriot Act. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and, to the knowledge of Borrower, Borrower and its officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower is not, nor, to the knowledge of Borrower, are any of its directors, managers, officers, employees or agents that will act in any capacity in connection with or benefit from the receivables credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(n)    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Transaction Document (other than (i) as have already been obtained and are in full force and effect and (ii) filings to perfect security interests granted pursuant to the Transaction Documents).
(o)    Equity Interests and Ownership. TPNA owns, directly or indirectly, beneficially and of record, 100% of the outstanding Equity Interests of Borrower, and all such Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable.
(p)    Use of Proceeds. Borrower will not use the proceeds of any Advance hereunder (i) for a purpose that violates (or may cause a violation of) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(q)    Jurisdiction of Formation; Location of Chief Executive Office and Records; Identification Numbers. The location of Borrower’s chief executive office and the locations of its Records are listed on Exhibit II (as such Exhibit may be updated by Borrower from time to time in writing delivered to the Administrative Agent). Borrower’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III (as such Exhibit may be updated by Borrower from time to time in writing delivered to the Administrative Agent).

(r)    Names. In the five (5) years prior to the Closing Date, Borrower has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.
(s)    Collections. The applicable conditions and requirements set forth in Section 5.1(l) and Section 6.2 have been met and satisfied. The names and addresses of all Lock-Box Banks, together with the account numbers of the Collection Accounts of Borrower at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit III, as the same may be updated from time to time in writing delivered to the Administrative Agent by one of the Loan Parties. No Person, other than the Administrative Agent as contemplated by this Agreement, has a security interest in or control of any Collection Account, or the right to take control of any such Collection Account at a future time or upon the occurrence of a future event.
(t)    Compliance with Credit and Collection Policy. Borrower has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c) other than to the extent that such change(s) or failure(s) to so comply would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
(u)    Payments. With respect to each Receivable and the Related Security and Collections applicable thereto, Borrower has given reasonably equivalent value to TPNA in consideration therefor and such transfer was not made for or on account of an antecedent debt.
(v)    Eligible Receivables. Each Receivable included in the Borrowing Base on a Settlement Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Settlement Report.
(w)    No Overadvance. Borrower has determined that, immediately after giving effect to each Advance hereunder, no Overadvance exists.
Section 3.2.    Representations and Warranties of Master Servicer. Master Servicer hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the date of each Incremental Advance and each Rollover Advance as follows (capitalized terms used in this Section 3.2 and not otherwise defined in the Transaction Documents are used with the meanings attributed thereto in the TPX Credit Agreement):

(a)    Financial Condition. The audited consolidated balance sheets of Master Servicer as at December 31, 2020, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition of Master Servicer and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Master Servicer and its Subsidiaries as at the last day of any subsequent fiscal quarter ended at least 45 days prior to the Closing Date (as defined in the TPX Credit Agreement) and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly, in all material respects, the consolidated financial condition of Master Servicer and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
(b)    No Change. Since December 31, 2020, including after giving effect to the transactions contemplated by the Transaction Documents, there shall not have been any event or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Existence; Compliance with Law. Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority, and the legal right, (A) to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (B) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all Requirements of Law and its Contractual Obligations except, in each case (other than with respect to clause (ii)(B) or Borrower in connection with clause (i) above) to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Power; Authorization; Enforceable Obligations. The transactions contemplated by the Transaction Documents are within each Loan Party’s corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company, stockholder, member and shareholder action as of the date when the first Advance is made to Borrower hereunder. As of the Closing Date, each Transaction Document dated on or as of the Closing Date and (ii) any date after the Closing Date on which the representations or warranties in this Section 3.2(d) are made, each Transaction Document dated on or prior to such date, has, in each case, been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents, the borrowings hereunder, the granting of liens and the use of the proceeds of the Advances (i) will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Transaction Documents), except to the extent such violation or Lien, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(f)    Litigation. Other than as disclosed in the most recent 10-K filing of Master Servicer, there are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, claims, disputes or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Master Servicer, threatened against or affecting Master Servicer or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the Closing Date, that involve this Agreement.
(g)    No Default. Neither Master Servicer nor any other Loan Party is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Amortization Event or Potential Amortization Event has occurred and is continuing.
(h)    Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority to the extent such Taxes have become due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of Master Servicer, no claim is being asserted, with respect to any such Tax that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(i)    Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Master Servicer, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member to the extent required by GAAP.

(j)    ERISA.
(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws and each Group Member and ERISA Affiliate is in material compliance with ERISA, the Internal Revenue Code and other United States federal or United States state Laws with respect to each Multiemployer Plan. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or an application for such a letter is currently pending before the IRS with respect thereto) or is maintained under a prototype document that has received a favorable opinion letter from the IRS and, to the best knowledge of the Group Members, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Group Member and ERISA Affiliate have made all required contributions that are due and owing to each Plan subject to Section 412 of the Internal Revenue Code or Section 303 of ERISA and to each Multiemployer Plan under Section 412 of the Internal Revenue Code or Section 304 of ERISA, and no application for a waiver of the minimum funding standard pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA has been made with respect to any Plan.
(ii) There are no pending or, to the best knowledge of the Group Members or ERISA Affiliates, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(iii) (A) No ERISA Event has occurred or is reasonably expected to occur, (B) no Pension Plan has any Unfunded Pension Liability, (C) no Group Member and ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (D) no Group Member and ERISA Affiliate has engaged in a transaction involving any Pension Plan or Multiemployer Plan that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, in each case, as to clauses (A), (B), (C) or (D), that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(iv)     All Foreign Plans are maintained in compliance with applicable law, except as would not reasonably be expected to have a Material Adverse Effect.
(k)    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(l)    No Burdensome Restrictions. No Loan Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Receivables Assets to be subject to a Lien other than a Permitted Lien.

(m)    Accuracy of Information, etc. No statement or information, other than projections, pro forma financial statements, forward-looking statements, estimates with respect to future performance and information of a general economic or industry specific nature, contained in this Agreement, any other Transaction Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, contained as of the date such statement, information, document or certificate was so furnished , any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The projections, pro forma financial information, forward-looking statements and estimates with respect to future performance contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Master Servicer to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
(n)    OFAC; Anti-Money Laundering; Patriot Act. (i) Each Group Member is in compliance, in all material respects, with the Patriot Act.
(ii)    Master Servicer has implemented and maintains in effect policies and procedures designed to ensure compliance by Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Master Servicer, its Subsidiaries and their respective officers and employees and to the knowledge of Master Servicer its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Master Servicer, any Subsidiary or to the knowledge of Master Servicer or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Master Servicer, any agent of Master Servicer or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(o)    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Transaction Document (other than (i) as have already been obtained and are in full force and effect and (ii) filings to perfect security interests granted pursuant to the Transaction Documents).
ARTICLE IV.
CONDITIONS PRECEDENT
Section 4.1.    Conditions to the Amendment and Restatement Effective Date. The conditions to the effectiveness of the amendment and restatement of the Existing CSA in the form of this Agreement are set forth in Section 7 of Omnibus Amendment No. 2.

Section 4.2.    Conditions Precedent to Each Advance after the Amendment and Restatement Effective Date. Each Advance shall be subject to the further conditions precedent that (a) Master Servicer shall have delivered to the Administrative Agent on or prior to the date of such Advance, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6; (b) the Facility Termination Date shall not have occurred, (c) the Administrative Agent shall have received such other opinions or documents as it may reasonably request; provided, however, that the Administrative Agent will not request any additional opinions or documents unless there has been an adverse change in Law which could reasonably be expected to have a Material Adverse Effect, and (d) on the applicable Borrowing Date, the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by Borrower that such statements are then true):
(i)    The representations and warranties set forth in Article III are true and correct in all respects on and as of such Borrowing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects as of such earlier date), other than, in each case, any breach of any such representation or warranty that could not reasonably be expected to have an Originator Material Adverse Effect or a Material Adverse Effect;
(ii)    No event has occurred and is continuing, or would result from such Advance, that will constitute an Amortization Event or a Potential Amortization Event; and
(iii)    No Overadvance exists or will result from such Advance.
It is expressly understood that each Rollover Advance shall, unless otherwise directed by the Administrative Agent, occur automatically on each day that Master Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Borrower to satisfy any of the foregoing conditions precedent in respect of such Rollover Advance. The failure of Borrower to satisfy any of the foregoing conditions precedent in respect of any Rollover Advance shall give rise to a right of the Administrative Agent to rescind the related Rollover Advance and direct Borrower to pay to the Administrative Agent, for the benefit of the Lenders, an amount equal to the Collections prior to the Amortization Date that were applied to the affected Rollover Advance.
ARTICLE V.
COVENANTS
Section 5.1.    Affirmative Covenants of Borrower and Master Servicer. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the Commitment has terminated or expire:
(a)    Financial Statements; Projections; Etc. Borrower or Master Servicer will furnish to the Lenders:

(i)    On the date specified in the TPX Credit Agreement, concurrently with the delivery of any annual financial statement of TPX thereunder, (A) a copy of same, together with a copy of any certificate or report delivered in connection therewith, and (B) unaudited annual financial statements of Borrower for the same year; and
(ii)    On the date specified in the TPX Credit Agreement, concurrently with the delivery of any quarterly financial statement of TPX thereunder, a copy of same, together with a copy of any compliance certificate (on which certificate the Administrative Agent and the Lenders shall be entitled to rely with the same force and effect as if it were addressed directly to it) or report delivered in connection therewith.
(iii)    As soon as available, and in any event no later than 60 days after the end of each fiscal year of TPX, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of TPX and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions determined reasonable at the time;
(iv)    Promptly after any request by any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of TPX by independent accountants in connection with the accounts or books of TPX or any Subsidiary, or any audit of any of them;
(v)    Within five (5) days after the same are sent, copies of all financial statements and reports that TPX sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that TPX may make to, or file with, the SEC or any national securities exchange;
(vi)    Promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and Master Servicer shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(vii)    Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of the Transaction Documents, as the Administrative Agent may from time to time reasonably request.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be) consistently throughout the periods reflected therein and with prior periods. The Administrative Agent and the Lenders shall be entitled to rely on such financial statements and certificates with the same force and effect as if it were a direct party to the TPX Credit Agreement. Financial statements and any related certificates or reports required to be delivered pursuant to Section 5.1(a) or Section 5.1(b)(vi) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov or on TPX’s website at http://www.tempursealy.com, or if made available to the Administrative Agent’s personnel in the Trade Receivables Securitization Group through an internet website in connection with the TPX Credit Agreement. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
(b)    Notices. Borrower or Master Servicer on Borrower’s behalf will notify the Administrative Agent in writing signed by a Responsible Person of Borrower of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)    Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event.
(ii)    Material Adverse Effect. The occurrence of any event or condition that would be reasonably expected to have a Material Adverse Effect.
(iii)    Defaults Under Other Agreements. That any Person has given a notice to any of the Loan Parties that a default or an event of default has occurred and is continuing under any financing arrangement relating to Material Indebtedness pursuant to which any Loan Party is a debtor or an obligor (excluding the financing arrangement evidenced hereby).
(iv)    Termination Date. The occurrence of the “Termination Date” under the RSCA or the RSA.
(v)    Change of Independent Director. At least 10 days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of Borrower certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director.” As soon as reasonably practicable but in any event within 10 days after any Loan Party receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of Borrower certifying that the proposed replacement manager satisfies the criteria set forth in the definition of “Independent Director.”
(vi)    Delivery of a QMA Notice. Within one Business Day after delivery of a “QMA Notice” under and as defined in the TPX Credit Agreement, notice of its delivery together with a copy thereof.

(c)    Other Information. Promptly, from time to time, Borrower or Master Servicer shall provide such other information, documents, records or reports, in case, relating to the Receivables as any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Lenders under or as contemplated by this Agreement.
(d)    Audits. Each of the Loan Parties will, from time to time during regular business hours (and without undue interference in such Loan Party’s business, taking into consideration seasonal accounting and reporting demands of such Loan Party) as requested by any Lender upon at least 30 calendar days’ advance notice, or, if an Amortization Event or Potential Amortization Event exists, upon at least five (5) Business Days’ advance notice, to such Loan Party, permit the Administrative Agent, or its agents or representatives, who may be accompanied by any of the Lenders (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Loan Party relating to the Receivables and the Related Security (including the related invoices but excluding, for all purposes of this clause (d), all other related Contracts unless there is a Dispute, in which case, upon request by any Lender, in addition to invoices, the Loan Parties shall be required to provide the Administrative Agent with relevant excerpts and definitions from such other Contracts to assist the Administrative Agent and the Lenders in understanding the source of the Dispute), and (ii) to visit the offices and properties of such Loan Party for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Loan Party’s financial condition or the Receivables and the Related Security or such Loan Party’s performance under any of the Transaction Documents and, in each case, with any of the officers or employees of such Loan Party having knowledge of such matters (each such examination, a “Review”); provided that, so long as no Facility Termination Event or Amortization Event has occurred and is continuing, (A) there shall be no more than one (1) such Review in any Fiscal Year, and (B) Borrower shall be responsible for the costs and expenses of only one (1) such Review.
(e)    Keeping Records. Master Servicer will (or will cause the applicable Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate Records evidencing its Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, in each case, reasonably necessary or advisable for the collection of all Receivables in its good faith judgment (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Master Servicer will give the Administrative Agent prompt notice of any material change in the administrative and operating procedures relating to the Receivables referred to in the previous sentence unless such change would not reasonably be expected to cause a Material Adverse Effect. After the occurrence and during the continuance of an Amortization Date described in clause (b) of the definition of “Amortization Date”, upon the request of the Administrative Agent or the Required Lenders, Master Servicer will (or will cause the Originators to) deliver to the Administrative Agent all Contracts that constitute tangible chattel paper, a promissory note or other instrument, a document of title or a certificated security (including, without limitation, all multiple originals of any such Contract) relating to the Receivables, unless confidentiality provisions in such Contracts prohibit such delivery, in which case such Loan Party shall request a waiver of such provisions from the related Obligor in order to make such delivery or shall provide relevant excerpts and definitions from such Contracts when requested by the Administrative Agent in attempting to resolve a Dispute.

(f)    Separateness. Each of Borrower and Master Servicer acknowledges that each of the Administrative Agent and the Lenders is entering into the transactions contemplated by the Transaction Documents in reliance upon Borrower’s identity as a legal entity that is separate from each of the Originators and their respective Related Parties. Therefore, from and after the date of execution and delivery of this Agreement, Borrower shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Lender may from time to time reasonably request, to maintain Borrower’s identity as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of its Related Parties and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, Borrower will:
(i)    Maintain in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of Borrower’s Organizational Documents and each other instrument or agreement necessary or appropriate to properly administer its Organizational Documents and permit and effectuate the transactions contemplated hereby and thereby;
(ii)    Maintain its own separate books and records and its own bank accounts;
(iii)    Maintain an arms’ length relationship with its Affiliates and its sole member;
(iv)    Have a board of directors which is not identical to that of its member or any other Related Party, including, at all times, at least one Independent Director;
(v)    Pay its own operating expenses and other liabilities out of its own funds, and allocate fairly and reasonably, to the extent practical on the basis of actual use or the value of services rendered, any overhead for shared office space or other overhead expenses;
(vi)    Maintain separate financial statements (it being understood that Borrower will be consolidated for financial reporting purposes with TPX);
(vii)    File its own tax returns, if any, as may be required under applicable law, to the extent (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(viii)    Conduct its affairs in its own name separately from those of any other Person and strictly complying with all organizational formalities to maintain its separate existence;
(ix)    Act solely in its own limited liability company name and through its own authorized managers, directors, members, officers and agents, except as explicitly permitted by Borrower’s Organizational Documents and the Transaction Documents;

(x)    At all times use its own stationery, separate from those of any other Person;
(xi)    Not hold out its credit or assets as being available to satisfy the obligations of others;
(xii)    Except as contemplated by Borrower’s Organizational Documents and the Transaction Documents, maintain all of its assets in its own name and not commingle its assets with those of any other Person;
(xiii)    Observe all Delaware limited liability company formalities, including maintaining meeting minutes or records of meetings and acting on behalf of itself only pursuant to due authorization, required hereby and by its Certificate of Formation;
(xiv)    Maintain adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations and in any event, Borrower shall maintain its equity in an amount not less than the Required Capital Amount;
(xv)    Not acquire any securities of its member;
(xvi)    Hold itself out to the public and all other Persons as a legal entity separate and distinct from its member and any other Person and correct any known misunderstanding regarding its separate identity; and
(xvii)    Cause the managers, authorized persons, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.
Failure of Borrower, its sole member, its manager or its board of directors, to comply with any of the foregoing covenants or any other covenants contained in this Agreement, shall not affect the status of Borrower as a separate legal entity or the limited liability of its member or managers.
(g)    Compliance with Credit and Collection Policy. Each Loan Party will timely and fully comply with the Credit and Collection Policy in regard to each such Receivable and the related invoice or other Contract unless failure to so comply would not reasonably be expected to cause a Material Adverse Effect.
(h)    Existence. Each of Borrower and Master Servicer will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent failing to so preserve and keep such rights, franchises, licenses and permits would not reasonably be expected to cause a Material Adverse Effect.
(i)    Compliance with Laws. Each of the Loan Parties will comply with the Requirements of Laws, except in such instances in which the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)    Performance and Enforcement of the Sale Agreements and the Performance Undertaking. Borrower will, and will require the applicable Originator to, perform each of its respective obligations and undertakings under and pursuant to the Sale Agreements. Borrower will acquire Receivables under the RSCA in compliance with the terms thereof. Borrower will take all reasonable actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent as assignee of Borrower) under the Sale Agreements and the Performance Undertaking as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the RSCA provided that (i) unless a Facility Termination Event exists and is continuing hereunder and the Administrative Agent is exercising rights and remedies hereunder, Borrower shall not be required to take any action to document, grant or perfect any Lien under or pursuant to the laws of any Foreign Jurisdiction.
(k)    Ownership of the Receivables. Borrower and Master Servicer will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Borrower, free and clear of any Adverse Claims other than the Permitted Liens and Adverse Claims in favor of the Administrative Agent for the benefit of the Lenders (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Administrative Agent may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent for the benefit of the Lenders, a valid and perfected security interest in the Collateral (in which a security interests can be perfected by the filing of a financing statement) to the full extent contemplated herein and subject to the Permitted Liens, free and clear of any Adverse Claims other than the Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent as the Administrative Agent may reasonably request), provided that, in the case of subclauses (i) and (ii) of this clause (k), unless a Facility Termination Event exists and is continuing hereunder and the Administrative Agent is exercising rights and remedies hereunder, Borrower and Master Servicer shall not be required (and shall not be required to require any Originator) to take any action to document, grant or perfect any Lien under or pursuant to the laws of any Foreign Jurisdiction.
(l)    Collections. Each of Borrower and Master Servicer will, or will direct the applicable Originator to, require all Collections and proceeds of the Receivables and Related Security to be deposited into a Collection Account or into a Lock-Box that clears through a Collection Account on a daily basis. Notwithstanding any other provisions set forth herein, in the event any payments relating to Receivables are remitted directly to Borrower, Master Servicer or an Originator, Borrower and Master Servicer will, or will direct the applicable Originator to, shall hold such Collections in trust and remit (or will cause all such payments to be remitted) directly to a Collection Account or Lock-Box that meets the requirements in the preceding sentence within two (2) Business Days following a Responsible Person of Borrower, Master Servicer or an Originator, as applicable, obtaining actual knowledge of the receipt thereof. Each of Borrower and Master Servicer shall cause each Collection Account to be subject to a Control Agreement that is in full force and effect.

(m)    Taxes. Such Loan Party will file all federal and all other material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing (exclusive of Excluded Taxes), provided that (i) no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (x) adequate reserves or other appropriate provision as shall be required in conformity with GAAP, shall have been made therefor and (y) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim or (ii) failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(n)    Insurance. Master Servicer will maintain in effect, or cause to be maintained in effect, at Master Servicer’s own expense, such casualty and liability insurance as Master Servicer shall deem appropriate in its good faith business judgment.
(o)    Payment to Originators. With respect to any Receivable purchased by Borrower under the RSCA, such purchase shall be affected under, and in compliance with the terms of, the RSCA, including, without limitation, the terms relating to the amount and timing of payments to be made to TPNA in respect of the purchase price for such Receivable.
(p)    Payment of Obligations. Each of Borrower and Master Servicer will pay and discharge, as the same shall become due and payable (beyond any period of grace or cure, if applicable), all its obligations and liabilities, including, (i) material Tax liabilities before the same shall become delinquent or in default, except where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) TPX or Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (ii) all lawful claims in excess of $1,000,000 that, if unpaid, would by law become a Lien (other than a Permitted Lien) upon any Receivables; and (iii) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
(q)    Anti-Corruption Laws; Sanctions. Master Servicer shall maintain in effect and enforce policies and procedures designed to ensure compliance by Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.2.    Negative Covenants of Loan Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the Commitment has terminated or expired:
(a)    Name Change, Offices and Records. Borrower will not change its name, identity or legal form unless it shall have: (i) given the Administrative Agent written notice thereof within thirty (30) days after the occurrence thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change; provided that unless a Facility Termination Event exists and is continuing hereunder and the Administrative Agent is exercising rights and remedies hereunder, Borrower shall not be required to take any action to document, grant or perfect any Lien under or pursuant to the laws of any Foreign Jurisdiction. Borrower shall not relocate its chief executive office or any office where Records are kept unless Borrower gives the Administrative Agent notice thereof within fifteen (15) days after each such relocation.

(b)    Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.2(b), such Loan Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to a Collection Accounts that is subject to a Control Agreement at all times or to a Lock-Box that clears through such a Collection Account unless the Administrative Agent shall have received, (i) at least five (5) Business Days before the proposed effective date therefor, written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account, an executed Control Agreement; provided, however, that Master Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to an existing Lock-Box or Collection Account that satisfies the conditions of this Section 5.2(b).
(c)    Modifications to Contracts and Credit and Collection Policy. No Loan Party will, and no Loan Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to materially and adversely affect the collectability of any material portion of the Receivables (taken as a whole) or materially decrease the credit quality of any material portion of the newly created Receivables (taken as a whole) unless, in each case, required to do so by applicable law, rule and/or regulation provided that Loan Parties agree to provide the Administrative Agent with written notice within thirty (30) days after making a change to the Credit and Collection Policy as a result of a Requirement of Law (to the extent that such change would not otherwise be permitted hereunder other than on account of such Requirement of Law). Except as provided in Section 6.2(d), no Loan Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material adverse respect other than in accordance with the Credit and Collection Policy.
(d)    Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents and the Permitted Liens, Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Lenders provided for herein), and, other than in regards to Permitted Liens, Borrower will defend the right, title and interests of the Administrative Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under Borrower or any Originator.
(e)    Termination of Sale Agreements. Except as otherwise permitted under Section 7.1(m) or occurring automatically under Section 7.1(e) hereof, Borrower will not terminate either of the Sale Agreements or send any termination notice to any Material Originator in respect thereof, without the prior written consent of the Lenders. Borrower will not agree to amend or waive any provision of either of the Sale Agreements without the prior written consent of the Administrative Agent (at the direction of the Required Lenders).
(f)    Restricted Junior Payments. Borrower will not make any Restricted Junior Payment: (i) after the Amortization Date, or (ii) after the occurrence and during the continuance of a Potential Facility Termination Event or Facility Termination Event, in each of the foregoing cases, of the type described in Section 7.1(a), and written direction by the Administrative Agent to Borrower blocking any additional Restricted Payments while such Facility Termination Event or Potential Facility Termination Event is continuing.

(g)    Borrower Indebtedness. Except as contemplated by the Transaction Documents, Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) other current accounts payable arising in the ordinary course of business and not overdue, (iii) Indebtedness incurred in connection with the settlement of an Adverse Proceeding to the extent that such Adverse Proceeding has not triggered a Facility Termination Event, and (iv) Indebtedness (A) in respect of netting services, overdraft protections and otherwise in connection with the Collection Accounts or (B) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including automated clearinghouse (ACH) transfers) in the ordinary course of business.
(h)    Prohibition on Additional Negative Pledges. From and after the date hereof, Borrower will not enter into or assume any new agreement (other than this Agreement and the other Transaction Documents) (i) prohibiting the creation or assumption of any Adverse Claim upon the Collateral except (x) as contemplated by the Transaction Documents, or (y) to the extent that such prohibition permits the Adverse Claims on the Collateral contemplated by the Transaction Documents, or (ii) otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.
ARTICLE VI.
ADMINISTRATION AND COLLECTION
Section 6.1.    Designation of Master Servicer.
(a)    The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Master Servicer”) so designated from time to time in accordance with this Section 6.1. TPX is hereby designated as, and hereby agrees to perform the duties and obligations of, Master Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of a Facility Termination Event, the Required Lenders may designate as Master Servicer any Person to succeed TPX or any successor Servicer.
(b)    TPX, in its capacity as Master Servicer, may delegate to the Originators, as sub-Servicers of Master Servicer, its duties and responsibilities as Master Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Required Lenders, Master Servicer shall not be permitted to delegate any of its duties or responsibilities as Master Servicer to any Person other than (i) the Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies or collection attorneys in accordance with its customary practices. Borrower shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Master Servicer delegated to it by TPX. If at any time following the occurrence of a Facility Termination Event, the Required Lenders shall designate as Master Servicer any Person other than TPX, all duties and responsibilities theretofore delegated by TPX to Borrower or any Originator may, at the discretion of the Required Lenders, be terminated forthwith on notice given by the Required Lenders to TPX and to Borrower.

(c)    Notwithstanding the foregoing subsection (b), (i) Master Servicer shall be and remain primarily liable to the Administrative Agent and the Lenders for the full and prompt performance of all duties and responsibilities of Master Servicer hereunder and (ii) the Administrative Agent and the Lenders shall be entitled to deal exclusively with Master Servicer in matters relating to the discharge by Master Servicer of its duties and responsibilities hereunder. The Administrative Agent and the Lenders shall not be required to give notice, demand or other communication to any Person other than Master Servicer in order for communication to Master Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. Master Servicer, at all times that it is Master Servicer, shall be responsible for providing any sub-Servicer or other delegate of Master Servicer with any notice given to Master Servicer under this Agreement.
Section 6.2.    Duties of Master Servicer.
(a)    Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, in Master Servicer’s good faith business judgment, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of each respective Originator.
(b)    Master Servicer will instruct all Obligors to pay all Collections directly to a Collection Account or to a Lock-Box that clears through such a Collection Account. Borrower shall cause a Control Agreement in form reasonably acceptable to the Administrative Agent to be in effect with respect to each Collection Account at all times. In the case of any remittances received in a Collection Account that shall have been identified, to the satisfaction of Master Servicer, to not constitute Collections or other proceeds of the Collateral, Master Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.
(c)    Master Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II. At any time while Collections are received by Master Servicer, whether through a Lock-Box, a Collection Account or otherwise, and a Responsible Person of Master Servicer has actual knowledge thereof, Master Servicer shall segregate and hold in trust for the account of Borrower and the Administrative Agent their respective shares of such Collections prior to the remittance thereof in accordance with Article II.
(d)    Master Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as Master Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent for the benefit of the Lenders under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of a Facility Termination Event, the Administrative Agent shall have the absolute and unlimited right to direct Master Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)    Master Servicer shall hold in trust for Borrower, the Administrative Agent and the Lenders all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence of a Facility Termination Event that is continuing, as soon as practicable upon demand of the Administrative Agent while the Administrative Agent is exercising rights and remedies hereunder, make available to the Administrative Agent all such Records. Master Servicer shall, from time to time at the reasonable request of the Administrative Agent after the occurrence and during the continuance of such Facility Termination Event, furnish to the Administrative Agent (promptly after any such request) a calculation of the amounts set aside for the Administrative Agent pursuant to Article II.
(f)    Any payment by an Obligor into a Collection Account (whether directly or via a Lock-Box) on account of a Receivable shall, if a Responsible Person of the applicable Originator (in the case of a payment to an Originator) or Borrower has actual knowledge thereof, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of Receivables of such Obligor starting with the oldest such Receivable to the extent of any amounts then due and payable thereunder.
Section 6.3.    Collection Accounts. Subject to the terms of the applicable Control Agreement, Borrower shall grant to the secured party (i.e., Wells Fargo and from and after May 6, 2021, Wells Fargo in its capacity as the Administrative Agent) “control” (within the meaning of the UCC) over each Collection Account. Borrower hereby authorizes the Administrative Agent, and agrees that such secured party shall be entitled (a) after the occurrence of the Dominion Date, to endorse Borrower’s name on checks and other instruments representing Collections and take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Borrower, and (b) after the occurrence of a Facility Termination Event that is continuing, to enforce the Receivables, the related Contracts and the Related Security.
Section 6.4.    Collection Notices. The Administrative Agent is authorized to deliver to the Lock-Box Banks the Collection Notices with respect to the Collection Accounts upon the occurrence and during the continuance of an Amortization Event or Potential Facility Termination Event under Section 7.1(a). Subject to the terms of the applicable Control Agreement, Borrower has transferred to the secured party (i.e., Wells Fargo or from and after May 6, 2021, Wells Fargo in its capacity as the Administrative Agent), exclusive “control” over the Sweep Account and each future Collection Account; provided that Borrower shall retain access to the Collection Accounts prior to delivery of the Collection Notices. In case any authorized signatory of Borrower whose signature appears on a Control Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.
Section 6.5.    Responsibilities of Borrower. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent of its rights hereunder shall not release Master Servicer, any Originator or Borrower from any of their duties or obligations with respect to any Receivables or under the related Contracts, as applicable. The Administrative Agent and the Lenders shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Borrower or the applicable Originator.

Section 6.6.    Reports.
(a)    On each Interim Reporting Date (if any), Master Servicer shall prepare and deliver via Email not later than 11:00 a.m. (New York City time) to the Lenders an Interim Report.
(b)    On each Monthly Reporting Date, Master Servicer shall prepare and deliver via Email not later than 11:00 a.m. (New York City time) to the Lenders, a Monthly Report for the calendar month then most recently ended.
(c)    At such times as any Lender shall reasonably request, Master Servicer shall prepare and deliver via Email not later than 11:00 a.m. (New York City time) five (5) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables provided that (i) Master Servicer shall not be required to deliver such report to the Lenders more than once per calendar year and (ii) such report shall be calculated as of the end of the Calculation Period preceding the Calculation Period during which such request was made.
Section 6.7.    Servicing Fees. In consideration of TPX’s agreement to act as the initial Master Servicer hereunder, so long as TPX shall continue to perform as Master Servicer hereunder, TPX shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.00% per annum of the average aggregate Outstanding Balance of all Receivables during such period. At any time while Master Servicer is not an Affiliate of Borrower, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, Borrower and the substitute Master Servicer may mutually agree.
ARTICLE VII.
FACILITY TERMINATION EVENTS
Section 7.1.    Facility Termination Events. The occurrence of any one or more of the following events shall constitute a “Facility Termination Event”:
(a)    Failure by any Loan Party to pay or deposit (i) when due any Principal, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any Interest on any Loan, any Fee or any other Aggregate Unpaid (other than Principal) within five (5) Business Days after the date due therefor.
(b)    Any Loan Party shall fail to perform or observe any covenant contained in any provision of Section 5.2, Section 6.2(c) or Section 6.6.
(c)    Any Loan Party shall fail to perform or observe any other covenant, agreement or other obligation under this Agreement (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue unremedied for thirty (30) consecutive days following the earlier to occur of (i) notice from the Administrative Agent and (ii) the date on which a Responsible Person of a Loan Party otherwise becomes aware of such non-performance or non-observance.
(d)    Any representation, warranty, certification or statement made by any Loan Party in any Transaction Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement or any such other Transaction Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made.

(e)    (i) Any Loan Party or Material Originator shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against any Loan Party or Material Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, except in the case of a proceeding involving such Loan Party or Material Originator which was instituted by, or with the cooperation of, or acquiesced in by, such Loan Party or Material Originator, such proceeding remains undismissed, unvacated or unstayed for a period of sixty (60) days; or (iii) the board of directors or similar governing body of such Loan Party or Material Originator shall adopt any corporate, limited liability company or limited partnership, as applicable, resolution to authorize any of the actions set forth in clauses (i) or (ii) of this subsection (e).
(f)    Any order, judgment or decree shall be entered against any Loan Party or Material Originator decreeing the dissolution or split up of such Loan Party or Material Originator and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.
(g)    The Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to a material amount of the Receivables (which (x) have not been deducted from or (y) otherwise are included in the Borrowing Base), and the Collections and Related Security related to such Receivables, and such Lien shall not have been released within ten (10) Business Days.
(h)    (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect or an Originator Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code unless the Receivables to which such Lien has attached (x) have been deducted from or (y) otherwise are not included in the Borrowing Base.
(i)    (i) Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate in an amount in excess of $60,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Master Servicer or any one or more Originators, any of their respective Subsidiaries (other than Borrower) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or (ii) any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate in an amount in excess of $100,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(j)    (i) The occurrence of any “Event of Default” under Section 8(e) (or any successor section thereto) of the TPX Credit Agreement, if the effect of such breach or default is to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (ii) Borrower shall fail to pay any principal of or premium or interest on any of its Indebtedness in excess of $100,000 (other than Indebtedness under this Agreement or any other Transaction Document) which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.
(k)    A Change of Control shall occur.
(l)    Either (i) a “Termination Date” specified in clauses (i)-(iii) of the definition thereof in the RSA or RSCA shall occur with respect to any Material Originator or (ii) any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of selling or, as applicable, contributing Receivables under the Sale Agreement to which it is a party, provided, however, that upon 30 days’ prior written notice, a Material Originator may cease to sell or, as applicable, contribute Receivables (and otherwise cease to be a party) under the Sale Agreement to which it is a party (or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables under such Sale Agreement) without causing an Amortization Event under this Agreement if (1) such Material Originator has consolidated or merged with or into (or otherwise sold all or substantially all of its assets to) another Originator, or (2) to the extent that (a) the Aggregate Principal continues to be equal to or less than the lesser of the Facility Limit or the Borrowing Base after such Material Originator ceases to sell or contribute, (b) the Performance Guarantor and the remaining Originator(s) agree to such modified transaction terms as may be requested by the Required Lenders as being necessary to maintain an implied rating equivalent to the implied rating of the facility evidenced by this Agreement prior to such Material Originator ceasing to sell or contribute, as determined in the exercise of the Required Lender’s reasonable credit judgment, and (c) no Amortization Event or Potential Amortization Event shall exist after such Material Originator shall cease to sell or contribute; provided that an Originator that is not a Material Originator shall be permitted to cease transferring Receivables and otherwise cease to be a party to the RSA or RSCA, as applicable, subject to satisfaction of the conditions set forth in clauses (2)(a) and (2)(c) above.
(m)    The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(n)    (i) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Borrower, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or (ii) the Administrative Agent shall cease to have a valid and perfected security interest in the Receivables, the Related Security and the Collections with respect thereto, and the Collection Accounts subject in priority only to Permitted Liens other than to the extent that such security interest(s) cease(s) to be valid and perfected as a result of the failure of the Administrative Agent to take any action within its control.
(o)    TPX shall permit its Consolidated Interest Coverage Ratio (as defined in the TPX Credit Agreement) as of the last day of any period of four consecutive fiscal quarters of TPX to be less than 3.00:1.00.
(p)    TPX shall permit its Consolidated Total Leverage Ratio (as defined in the TPX Credit Agreement) as of the last day of any fiscal quarter of TPX to be more than 5.00:1.00; provided that, subject to the limitations set forth in the definition of “Qualifying Material Acquisition” (including the delivery of a “QMA Notice” within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 5.50:1.00 for four consecutive full fiscal quarters Qualifying Material Acquisition is consummated (such period, the “Financial Covenant Increase Period”); provided that (i) upon a return to a maximum Consolidated Total Leverage Ratio of 5.00:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before Tempur Sealy International, Inc. may make an election for the commencement of a new Financial Covenant Increase Period, and (ii) there shall be no more than two Financial Covenant Increase Periods during the term of this Agreement. Capitalized terms used in this Section 7.1(p) and not defined in this Agreement are used with the meanings attributed thereto in the TPX Credit Agreement.
(q)    TPX shall permit its Consolidated Secured Leverage Ratio (as defined in the TPX Credit Agreement) as of the last day of any fiscal quarter of TPX to be more than 3.50:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 4.00:1.00 for the Financial Covenant Increase Period; provided, further, that upon a return to a maximum Consolidated Secured Leverage Ratio of 3.50:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before Tempur Sealy International, Inc. can make an election for the commencement of a new Financial Covenant Increase Period; provided, further, that there shall be no more than two Financial Covenant Increase Periods during the term of this Agreement.

Section 7.2.    Remedies. Upon the occurrence and during the continuation of a Facility Termination Event, the Administrative Agent may, and shall, upon request of any Lender, take any of the following actions: (i) replace the Person then acting as Master Servicer, (ii) upon notice to the Loan Parties, declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that upon the occurrence of a Facility Termination Event described in Section 7.1(e) with respect to any Loan Party, or of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party, and (iii) notify Obligors of the Administrative Agent’s interest, for the benefit of the Lenders, in the Receivables. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of the Administrative Agent otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE VIII.
INDEMNIFICATION
Section 8.1.    Indemnities by Borrower. (a) Without limiting any other rights that the Administrative Agent and the Lenders may have hereunder or under applicable law, Borrower hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, each Lender and the respective assigns, officers, directors, agents and employees of each of the foregoing (each an “Indemnified Party”) from and against any and all damages, losses, claims, Taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Administrative Agent or such Lender of an interest in the Receivables excluding, however, in all of the foregoing instances:
(A) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(B) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;
(C) Excluded Taxes of such Indemnified Party; or
(D) Indemnified Amounts to the extent they resulted from an action brought by an Indemnified Party against any other Indemnified Party not involving Borrower, Master Servicer or any Originator.

provided, however, that nothing contained in this sentence shall limit the liability of Borrower or limit the recourse of the Administrative Agent or any Lender to Borrower for amounts otherwise specifically provided to be paid by Borrower under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Borrower shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Borrower) relating to or resulting from (but expressly excluding from such Indemnified Amounts the Indemnified Amounts and Excluded Taxes referenced in clauses (A), (B), (C) and (D) of the immediately preceding sentence:
(i)    any representation or warranty made by any Loan Party, the Performance Guarantor or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any respect when made or deemed made;
(ii)    the failure by any Loan Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)    any failure of any Loan Party, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;
(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Advance or any other investigation, litigation or proceeding relating to any Loan Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Facility Termination Event described in Section 7.1(e);

(x)    any failure of Borrower to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Borrower to give reasonably equivalent value to the applicable Originator under the RSCA in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi)    any failure to vest and maintain vested in the Administrative Agent a valid and perfected security interest in the Collateral, free and clear of any Adverse Claim (except for Permitted Liens) other than to the extent that such failure to so vest and so maintain vested in the in the Administrative Agent a valid and perfected security interest in the Collateral is as a result of the failure of the Administrative Agent to take any action within its control;
(xii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, whether on the date hereof or at any subsequent time, except (x) to the extent such failure or delay is caused by the Administrative Agent, or (y) to the extent not required under the Transaction Documents;
(xiii)    any action or omission by any Loan Party which reduces or impairs the rights of the Administrative Agent with respect to any Collateral or the value of any Collateral;
(xiv)    any attempt by any Person to void any Advance or the security interest in the Collateral granted hereunder, whether under statutory provision, common law or equitable action; and
(xv)    the failure of any Receivable included in the calculation of the Borrowing Base as an Eligible Receivable to be an Eligible Receivable at the time so included.

(b)    After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Borrower hereunder, promptly notify Borrower in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, Borrower shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon Borrower’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) Borrower agrees in writing to pay such fees and expenses, (y) Borrower fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Borrower, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Borrower; provided, however, that Borrower shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. Borrower shall have the sole authority to settle any claim for monetary damages and, if Borrower chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without Borrower’s prior written consent, which shall not be unreasonably withheld or delayed.
Section 8.2.    Indemnities by Master Servicer. (a) Without limiting any other rights that the Administrative Agent may have hereunder or under applicable law, Master Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Master Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:
(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of on the part of the Indemnified Party seeking indemnification; and
(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;
(C) Servicer Indemnified Amounts to the extent they resulted from an action brought by an Indemnified Party against any other Indemnified Party not involving Borrower, Master Servicer or any Originator.

provided, however, that nothing contained in this sentence shall limit the liability of Master Servicer or limit the recourse of the Administrative Agent to Master Servicer for Collections received by Master Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Master Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts relating to or resulting from (but expressly excluding from such Servicer Indemnified Amounts Master Servicer Indemnified Amounts referenced in clauses (A), (B) and (C) from the immediately preceding sentence):
(i)    any representation or warranty made by Master Servicer (or any officers of Master Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any respect when made or deemed made;
(ii)    the failure by Master Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;
(iii)    any failure of Master Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    the commingling by Master Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;
(v)    any investigation, litigation or proceeding relating to Master Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(vi)    any Facility Termination Event of the type described in Section 7.1(e) with respect to Master Servicer; and
(vii)    any action or omission by Master Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent with respect to any Receivable or the value of any such Receivable.

(b)    After receipt by an Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Master Servicer hereunder, promptly notify Master Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, Master Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon Master Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but Master Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) Master Servicer agrees in writing to pay such fees and expenses, (y) Master Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Master Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Master Servicer; provided, however, that Master Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. Master Servicer shall have the sole authority to settle any claim for monetary damages and, if Master Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without Master Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.
Section 8.3.    Costs and Expenses. Borrower shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of a single counsel, as counsel to the Administrative Agent, and if necessary, of one regulatory and one local counsel retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (including periodic lien searches and good standing verifications) and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by the Administrative Agent and each Lender (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of (x) a single counsel, as counsel to the Administrative Agent and the Lenders, (y) if necessary, of one regulatory and one local counsel to the Administrative Agent retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively and (z) in the case of any actual or reasonably perceived conflict of interest, one additional legal counsel for all similarly situated Persons in each applicable jurisdiction), in each case, in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or (2) in connection with the Advances made hereunder (including negotiations related thereto), including all such out-of-pocket expenses incurred during any workout and restructuring. If any reasonable cost or out-of-pocket expense covered by this Section 8.3 (“Covered Expense”) is not paid within 30 days of Borrower’s receipt of an invoice therefor, setting forth in reasonable detail the goods or services giving rise thereto, the Administrative Agent may (but shall not be obligated to) charge the aggregate outstanding Aggregate Principal of the Advances therefor and pay such Covered Expense directly.

ARTICLE IX.
ADMINISTRATIVE AGENT
Section 9.1.    Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably designates and appoints Wells Fargo as its Administrative Agent hereunder and under the Transaction Documents to which the Administrative Agent is a party, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into any Transaction Document or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX, except that this Article IX shall not affect any obligations which the Administrative Agent or any of the Lenders may have to any of the Loan Parties under the other provisions of this Agreement.
Section 9.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys-in-fact selected by it with reasonable care for due diligence and audit matters and attorneys selected with reasonable care for legal matters.
Section 9.3.    Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Loan Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Loan Parties.

Section 9.4.    Reliance by the Administrative Agent. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of the Lenders as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. Any action taken by the Administrative Agent in accordance with this Section 9.4 shall be binding upon all of the Lenders.
Section 9.5.    Notice of Events. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any actual or potential Amortization Event or Facility Termination Event (any of the foregoing, an “Event”) unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, stating that such an Event has occurred and describing such Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Event as shall be directed by the Required Lenders, provided that the Administrative Agent is indemnified to its satisfaction by the Lenders against any and all liability, cost and expense which may be incurred by it by reason of taking any such action.
Section 9.6.    Non-Reliance on Other Lenders. Each of the Lenders expressly acknowledges that neither the Administrative Agent, not any of its directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each of the Lenders also represents and warrants to the Administrative Agent and the other Lenders that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Loan Parties. The Administrative Agent, the Lenders and their respective Affiliates, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that the Administrative Agent shall promptly distribute to the Lenders, copies of financial and other information expressly provided to it by any of the Loan Parties pursuant to this Agreement.

Section 9.7.    Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably in accordance with their respective Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).
Section 9.8.    Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties and their Affiliates as though it were not the Administrative Agent hereunder. With respect to its Loans, it any, pursuant to this Agreement, such Person shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each of the Administrative Agent in its individual capacity.
Section 9.9.    UCC Filings. Each of the Lenders hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Lenders and that such listing will not affect in any way the status of the Lenders as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.
ARTICLE X.
ASSIGNMENTS; PARTICIPATIONS
Section 10.1.    Successors and Assigns.
(a)    Assignments by Lenders. Each Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Transaction Documents (including all or a portion of its Commitment and Loans at the time owing to it); provided that any such assignment shall (i) be in a minimum mount not less than $5,000,000, and (ii) require the consent of Borrower (which consent shall not be unreasonably withheld or delayed) unless a Facility Termination Event exists and is continuing.

(b)    Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Lending Office a copy of each assignment agreement delivered to it (or the equivalent thereof in electronic form) and a register in which it shall record the names and addresses of the assignee(s), and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each assignee and the Administrative Agent pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Administrative Agent hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Participations. Each Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification (A) that extends the Facility Termination Date or the date of any payment or deposit of Collections by Borrower or Master Servicer, (B) reduces the rate or extends the time of payment of Interest (or any component of Interest) on any of such Lender’s Loans, (C) reduces any Fee payable to the Participant, (D) changes the Principal of any of such Lender’s, (E) releases all or substantially all of the Collateral, (F) amends, modifies or waives any provision of this Section 10.1(c), (G) consents to or permits the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (H) changes the definition of “Adjusted Net Pool Balance,” “Amortization Event”, “Borrowing Base”, “Commitment”, “Concentration Limit”, “Facility Termination Event”, “Net Pool Balance,” or “Required Reserve” or (I) amends or modifies any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses.
(d)    Certain Pledges. Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
ARTICLE XI.
GRANT OF SECURITY INTEREST
Section 11.1.    Grant of Security Interest. Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in all of Borrower’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, the Sweep Account and each other Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any of the foregoing (collectively, the “Collateral”), prior to all other Liens (other than Permitted Liens) therein to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of Borrower’s obligations under the Transaction Documents. The Administrative Agent is hereby authorized to file a financing statement naming Borrower as the debtor and describing the collateral covered thereby as “all assets and the proceeds thereof” or words of similar effect. The Administrative Agent shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
ARTICLE XII.
MISCELLANEOUS
Section 12.1.    Waivers and Amendments.
(a)    No failure or delay on the part of the Administrative Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)    No amendment or waiver of any provision of this Agreement nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Loan Parties, the Administrative Agent and the Required Lenders, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(iv)    Without the prior written consent of each of the Lenders, the parties will not agree to any amendment, waiver or other modification (A) that extends the Facility Termination Date or the date of any payment or deposit of Collections by Borrower or Master Servicer, (B) reduces the rate or extends the time of payment of Interest (or any component of Interest) on the Advances, (C) reduces the amount of any Fee payable pursuant to the Lenders’ Fee Letter, (D) changes the amount of any Commitment or the Principal amount of any Advance, (E) releases all or substantially all of the Collateral, (F) amends, modifies or waives any provision of this Section 12.1(b), (G) consents to or permits the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (H) changes the definition of “Adjusted Net Pool Balance”, “Amortization Event”, “Borrowing Base”, “Commitment”, “Concentration Limit”, “Facility Termination Event”, “Net Pool Balance”, or “Required Reserve” or (I) amends or modifies any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any modification or waiver made in accordance with this Section 12.1 shall be binding upon each of the parties hereto.
(v)    Without the prior written consent of the Administrative Agent, no such amendment, waiver or consent shall amend, modify, terminate or waive any provision of Article XI as the same applies to the Administrative Agent, change the amount of any Fee payable to the Administrative Agent under the Administrative Agent’s Fee Letter or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent,

Section 12.2.    Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including electronic mail, bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy or electronic mail, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2. Borrower hereby authorizes the Administrative Agent to effect Advances and Aggregate Reductions based on electronic mail notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Borrower.
Section 12.3.    Setoff. If a Facility Termination Event shall have occurred and be continuing, each of the Lenders and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.4.    Protection of Security Interests.
(a)    Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral, or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder provided that Borrower shall not be required to take any action to grant or perfect any lien or security interest in Collateral in a Foreign Jurisdiction or under or pursuant to the laws of a Foreign Jurisdiction (and Borrower shall not be required to enter into any security agreements or pledge agreements governed by laws of any Foreign Jurisdictions) unless and until a Facility Termination Event has occurred and is continuing, the Administrative Agent is exercising rights and remedies under this Agreement, the Administrative Agent requires Borrower to take such action and such action is required in connection with the Administrative Agent’s exercise of its rights and remedies hereunder. At any time after the Dominion Date, the Administrative Agent may, or may direct Borrower or Master Servicer to, notify the Obligors of Receivables, at Borrower’s expense, of the security interests of the Administrative Agent under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Borrower or Master Servicer (as applicable) shall, at the Administrative Agent’s request, withhold the identity of the Administrative Agent in any such notification.

(b)    If any Loan Party fails to perform any of its obligations hereunder, the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by Borrower as provided in Section 8.3. Each Loan Party irrevocably authorizes the Administrative Agent any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent its attorney-in-fact, to act on behalf of such Loan Party to execute on behalf of Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Administrative Agent in the Receivables, including, financing statements describing as the collateral covered thereby consistent with the description of Collateral set forth herein provided that, Borrower shall not be required to take any action to grant or perfect any lien or security interest in Collateral in a Foreign Jurisdiction or under or pursuant to the laws of a Foreign Jurisdiction (and Borrower shall not be required to enter into any security agreements or pledge agreements governed by laws of any Foreign Jurisdictions) unless and until a Facility Termination Event has occurred and is continuing, the Administrative Agent is exercising rights and remedies under this Agreement, the Administrative Agent requires Borrower to take such action and such action is required in connection with the Administrative Agent exercising its rights and remedies hereunder. This appointment is coupled with an interest and is irrevocable.
Section 12.5.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential the terms of the Fee Letters and all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any affiliate of the Administrative Agent or a Lender, (b) subject to an agreement to comply with confidentiality obligations at least as restrictive as those contained in this Section, to any actual or prospective assignee of the Administrative Agent of any Lender (or any professional advisor to such counterparty), (c) to its employees, directors, agents, independent auditors, ratings agencies, attorneys, accountants and other professional advisors or those of any of its affiliates, in each case, who are instructed to comply with the confidentiality provisions herein, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been (i) publicly disclosed without breach of the terms of this Section 12.5, (ii) received by the Administrative Agent or a Lender from a third party that is not, to the knowledge of the Administrative Agent, subject to contractual or fiduciary confidentiality obligations owing to any Loan Party with respect to such information or (iii) independently developed by the Administrative Agent or a Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Transaction Document, (j) if agreed in writing by TPX in its sole discretion, to any other Person, (k) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the securitization or loan industry for league table purposes or (k) to its permitted pledgees and secured parties (including the Federal Reserve Bank of New York or any other central bank). Each of the Administrative Agent and the Lenders acknowledges that information furnished to it pursuant to this Agreement or the other Transaction Documents may include material non-public information concerning TPX and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. All information, including requests for waivers and amendments, furnished by TPX, the Administrative Agent or any Lender pursuant to, or in the course of administering, this Agreement or the other Transaction Documents will be syndicate-level information, which may contain material non-public information about TPX and its Affiliates and their related parties or their respective securities. Accordingly, each of the Administrative Agent and the Lenders represents to TPX that it has identified a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
Section 12.6.    Power of Attorney. Borrower hereby irrevocably designates and appoints the Administrative Agent (and all Persons designated by the Administrative Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in Borrower’s or the Administrative Agent’s name, to at any time a Facility Termination Event exists or has occurred and is continuing: (i) demand payment on Receivables or other Collateral; (ii) enforce payment of Receivables by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral; (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Administrative Agent deems advisable; (v) settle, adjust, compromise, extend or renew any Receivable; (vi) discharge and release any Receivable; (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral; (viii) notify the post office authorities to change the address for delivery of remittances from Obligors in respect of Receivables or other proceeds of Collateral to an address designated by the Administrative Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; (ix) do all acts and things which are necessary, in the Administrative Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Transaction Documents, (x) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in a Collection Account or otherwise received by the Administrative Agent, (xi) have access to any Lock-Box into which remittances of Collections are sent or received, (xii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by the Administrative Agent and deposit the same in the Administrative Agent’s Account for application to the Aggregate Unpaids, (xiii) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (xiv) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower hereby releases the Administrative Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Administrative Agent’s own gross negligence, willful misconduct or fraud as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
Section 12.7.    Limitation of Liability. No claim may be made by any party or any other Person against any other party or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.8.    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
Section 12.9.    CONSENT TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY SUCH COURT. EACH OF THE LOAN PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 12.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 12.11.    Integration; Binding Effect; Survival of Terms.
(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof superseding all prior oral or written understandings.

(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article III, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.5 through and including 12.10 shall be continuing and shall survive any termination of this Agreement.
Section 12.12.    Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Amendment by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Amendment. Any party who delivers an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Section 12.13.    Patriot Act. The Administrative Agent hereby notifies Borrower and Master Servicer that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, Master Servicer and their respective Subsidiaries, which information includes the names and addresses of Borrower, the Originators, Master Servicer and their respective Subsidiaries and other information that will allow the Administrative Agent to identify such parties in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
TEMPUR SEALY RECEIVABLES, LLC, AS BORROWER
BY: TEMPUR-PEDIC NORTH AMERICA, LLC, ITS MANAGER

By: _____________________________
Name: James M. Schockett
Title: Vice President and Treasurer

Address:
1000 Tempur Way
Lexington, KY 40511
Attention: Santiago X. Bravo
Phone: (859) 455-4728
Fax: n/a
Email: Santiago.Bravo@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC., AS MASTER SERVICER

By: _________________
Name: Bhaskar Rao
Title: Executive Vice President and Chief Financial Officer

Address:
1000 Tempur Way
Lexington, KY 40511
Attention: Santiago X. Bravo
Phone: (859) 455-4728
Fax: n/a
Email: Santiago.Bravo@tempursealy.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS THE ADMINISTRATIVE AGENT

By: ___________________________
Name: Jonathan Davis
Title: Assistant Vice President
Address:    Wells Fargo Bank, National Association
1100 Abernathy Rd., NE
Suite 1500, MAC G0189-160
Atlanta, GA 30328
Attention:    Jonathan Davis
Email:        WFCFReceivablesSecuritizationAtlanta@wellsfargo.com; jonathan.davis@wellsfargo.com
Phone:        (770) 508-2162;     cell: (404) 430-3777
Fax:        (855) 818-1932

SUMITOMO MITSUI BANKING CORPORATION

By: _______________________________
Name:
Title:
Address:
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, New York 10172
Attention:     Randall Wernes
Email:        rwernes@smbcnikko-si.com
Telephone:     (212) 224- 4008
With a copy to:
SMBC Nikko Securities America, Inc.
277 Park Avenue
New York, NY 10172
Attention:     Peter Nakhla / Cristina Trentacoste
Email:         pnakhla@smbcnikko-si.com / ctrentacoste@smbcnikko-si.com
Telephone:     (212) 224-5370 / (212) 224-5466

EXHIBIT I
DEFINITIONS
Capitalized terms used and not otherwise defined in this Agreement (including this Exhibit I for the avoidance of doubt), are used with the meanings attributed thereto in the RSCA.
Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than Borrower) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.
All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP. All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in Article 9 of the UCC as in effect in the State of New York. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof unless otherwise expressly stated. References to “writing” include telecopying, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. For purposes of determining any ratio or making financial calculations hereunder that include a reference to one or more months in such determination, such reference shall be deemed a reference to a Calculation Period.
If at any time any change in GAAP (including the adoption of IFRS) would affect any covenant or other provision of this Agreement, including without limitation, the computation of any financial ratio or requirement set forth in any Transaction Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such covenant or other provision to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such covenant or other provision shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall deliver a certificate in reasonable detail specifying the nature of such change and the effect thereof on such calculations. Notwithstanding any other provisions set forth herein, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

The phrase “in consultation with Borrower” shall be deemed to mean “after discussion with Borrower,” but, for the avoidance of doubt, shall not be deemed to imply that Borrower’s consent to or concurrence with the Administrative Agent’s or the Lenders’ decided course of action.
Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
In addition, as used in this Agreement, the following terms shall have the following meanings:
“61+ Day Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate outstanding principal balance of all Receivables that were 61+ Day Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.
“61+ Day Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date.
“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratios for the 12 Calculation Periods then most recently ended.
“Adjusted Net Pool Balance” means the Net Pool Balance minus the Contractual Dilution Amount.
“Administrative Agent” has the meaning set forth in the preamble to this Agreement.
“Administrative Agent’s Account” means account no. xxxxxxxxxxxxxxxxx, at Wells Fargo Bank, National Association, 420 Montgomery Street, San Francisco, CA, ABA No. XXXXXXXXXXX, Reference: Tempur Sealy Receivables, LLC, or any other account or accounts as the Administrative Agent may indicate from time to time.
“Administrative Agent’s Fee Letter” means that certain Fee Letter dated as of April 6, 2021 by and between Borrower and the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.
“Advance” means the aggregate amount of Principal advanced to Borrower by the Lenders on a Borrowing Date. An Advance may be an Incremental Advance or a Rollover Advance.
“Adverse Claim” means any Lien or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (but excluding all claims by any Originator for payment in regard to Receivables sold by such Originator to Borrower).
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Responsible Person of Borrower, threatened against or affecting Borrower or any property of Borrower.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Aggregate Commitment” means, on any date of determination, the sum of the Lenders’ respective Commitments.
“Aggregate Principal” means the aggregate amount of Principal outstanding on all Loans.
“Aggregate Reduction” has the meaning specified in Section 1.3(b).
“Aggregate Unpaids” means, at any time, the sum of the Aggregate Principal and all Required Amounts.
“Agreement” means this Amended and Restated Credit and Security Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.
“Amortization Date” means the earlier to occur of (a) the Business Day immediately prior to the occurrence of a Facility Termination Event set forth in Section 7.1(e) and (b) the Business Day specified in a written notice from the Administrative Agent following the occurrence and during continuation of any other Amortization Event.
“Amortization Event” means the occurrence of any of the following: (a) at the end of any Calculation Period (i) the average of the 61+ Day Delinquency Ratios for the three Calculation Periods then most recently ended shall exceed 40.00%, (ii) the average of the Default Ratios for the three Calculation Periods then most recently ended shall exceed 8.00%, or (iii) the average of the Dilution Ratios for the three Calculation Periods then most recently ended shall exceed 15.00%; (b) a “Termination Date” specified in clause (iv) of the definition thereof in the RSA or RSCA shall occur with respect to any Material Originator; or (c) a Facility Termination Event.
“Applicable Margin” has the meaning set forth in the Fee Letter; provided, however, that from and after the occurrence of a Facility Termination Event, the Applicable Margin shall increase by 200 basis points.
“Authorized Person” means any manager, employee or person acting in any other capacity on behalf of Borrower who, in each case, has been authorized by the Board of Managers to act as a legally authorized agent or other representative of Borrower in connection with the performance of any obligations or covenants under the Transaction Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, a period of one-month.
“Benchmark” means, initially, LMIR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.7(c)(i).
“Benchmark Replacement” means, for any Available Tenor,
(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent, in consultation with the Borrower, for the applicable Benchmark Replacement Date:
(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided that, if Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that Borrower has a Hedge Agreement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;
(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent, in consultation with the Borrower:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;
(2)    for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and
(3)    for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 1.7(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate, the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and Borrower pursuant to Section 1.7(c)(i)(B); or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.7(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.7(c).
“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Adjusted Net Pool Balance less the Required Reserves.
“Borrowing Date” means the Business Day on which an Incremental Advance or a Rollover Advance is made.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Lexington, Kentucky or Atlanta, Georgia, and, if the applicable Business Day relates to any computation or payment to be made with respect to LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Calculation Period” means each period from and including the first day of a calendar month to and including the last day of such calendar month.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) the occurrence of a Change of Control under and as defined in the TPX Credit Agreement; (b) any Material Originator ceases to be a direct or indirect wholly-owned Subsidiary of TPX (for any reason other than the merger of such Material Originator with and into another Originator that is a wholly-owned Subsidiary of TPX); or (c) Borrower ceases to be a direct wholly-owned Subsidiary of TPNA.
“Charged-Off Receivable” means a Receivable: (a) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(e) (as if references to “Loan Party” or “Borrower” therein refer to such Obligor); (b) as to which the Obligor thereof, if a natural person, is deceased, (c) which, consistent with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible, or (d) which has been identified by Borrower as uncollectible.
“Closing Date” means April 12, 2017.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning specified in Section 11.1.
“Collection Account” means a concentration account, depositary account, lock-box clearing account or other account listed on Exhibit III hereto to which payments in respect of the Receivables and other Collateral are made.
“Collection Bank” means a bank maintaining a Lock-Box and/or a Collection Account.

“Collection Notice” means, with respect to a Control Agreement, a notice given by the secured party (i.e., Wells Fargo or from and after May 6, 2021, Wells Fargo in its capacity as the Administrative Agent) to the related Collection Bank in substantially the form attached to such Control Agreement or otherwise pursuant to which such secured party exercises its right to direct the disposition of funds on deposit in the Collection Account in accordance with such Control Agreement.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all interest, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable, and all Purchase Price Credits.
“Commitment” means, on any date of determination, the commitment of each Lender to make Loans to Borrower, in an amount not to exceed in the aggregate, the amount set forth opposite the applicable period on Schedule A to this Agreement pursuant to which such Lender becomes a party hereto, as applicable, in each case, as such amount may be modified in accordance with the terms hereof.
“Concentration Limit” means either the Standard Concentration Limit or the Special Concentration Limit, each defined as follows: (a) “Standard Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1+	P-1	25%
A-1	P-1	25%
A-2	P-2	18%
A-3	P-3	9%
Below A-3 or otherwise Unrated Obligor	Below P-3 or otherwise Unrated Obligor	18% in the aggregate for the Top 4 Unrated Obligors and their Affiliates considered collectively, and 4.50% for any other Unrated Obligor and its Affiliates considered collectively provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (c) upon Borrower’s request from time to time, the Lenders may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates or a particular type of Receivables than the Standard Concentration Limit (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit will be subject to reduction (but not below the applicable Standard Concentration Limit) by any Lender in its reasonable credit judgment, upon not less than five (5) days’ prior written notice to Borrower and the other Lenders.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises, or which evidences such Receivable.
“Contractual Dilution Amounts” means, the amount determined by the Administrative Agent following due diligence as the amount that represents the amounts owing to Obligors in connection with the applicable Originator’s customer incentive programs, rebates, co-op advertising and other sales incentives for which TPX or the applicable Originator accrues its related obligations and such accruals have been verified in a Review.
“Control Agreement” means an agreement, in form reasonably acceptable to the Administrative Agent, in which a Collection Bank agrees to take instructions from the secured party (i.e., Wells Fargo or from and after May 6, 2021, the Administrative Agent), either directly or as the ultimate assignee of TPNA, with respect to the disposition of funds in a Collection Account without further consent of SMMC, TPNA, the Master Servicer or the SPE).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Expense” has the meaning set forth in Section 8.3.
“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV hereto, as modified from time to time in accordance with this Agreement.
“Cut-Off Date” means for any Monthly Report or computation for any Calculation Period, the last day of each Calculation Period (covered thereby, in the case of the Monthly Report).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, in consultation with the Borrower.
“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Collections” means the aggregate of all amounts Borrower shall have been deemed to have received as a Collection of a Receivable if any Dilution occurs with respect to such Receivable. The amount of the Collection which Borrower shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.
“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate sales generated by the Originators during the three (3) Calculation Periods ending on such Cut-Off Date (by way of example, as of a Cut-Off Date of April 30, this clause (a) will aggregate the sale generated during February, March and April), by (b) the average of the Net Pool Balance as of such Cut-Off Date and the preceding Cut-Off Date (by way of example, for a Cut-Off Date occurring on April 30, this clause (b) shall average the Net Pool Balance as of April 30 and March 31).
“Default Rate” means, on any date of determination, a rate per annum equal to the sum of the then applicable Interest Rate plus 200 basis points.
“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the Calculation Period occurring four (4) Calculation Periods prior to the first day of the Calculation Period referenced in clause (a) of this definition.
“Defaulted Receivable” means a Receivable: (a) as to which the Obligor thereof has suffered an event of bankruptcy; (b) which, consistent with the Originators’ credit and collection policies, should be written off as uncollectible; or (c) as to which any payment or part thereof remains unpaid for 91 days or more from the original due date therefor.

“Defaulting Lender” means any Lender that (a) has failed to (i) perform its obligation to fund its Percentage of any Advance, or (ii) pay over to the Administrative Agent or any Lender any other amount within two Business Days of the date required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under the Agreement or any other Transaction Document or generally under other agreements in which it commits or extends credit (unless such writing or public statement relates to such Lender’s obligation to fund any portion of its Loans and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent and Borrower, that it will comply with the terms of the Agreement and the other Transaction Documents relating to its obligations to fund prospective Purchases and LC Loans under the Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy law or insolvency proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and the Administrative Agent.
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Alternate Base Rate, and (b) thereafter, the sum of the Alternate Base Rate plus the Applicable Margin.
“Delinquent Receivable” means a 61+ Day Delinquent Receivable.

“Dilution” means the amount of any reduction or cancellation of the outstanding principal balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation; provided, however, that “Dilution” shall not include credit memos issued in conjunction with Contractual Dilution Amounts or a credit memo where offset by a rebill or correction on the same day when the original due date is not extended and such re-bill or correction can be captured and reported and the amount rebilled is equal to (or more than) the amount of the credit memo. If the amounts are not equal, the amount (if any) by which the credit memo exceeds the rebilled amount shall be considered “Dilution.”
“Dilution Horizon Ratio” means, as of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (a) aggregate sales generated by the Originators during the Calculation Period ending on such Cut-Off Date by (b) the average of the Net Pool Balance as of such Cut-Off Date and the preceding Cut-Off Date.
“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (a) the total amount of decreases in Outstanding Balances due to Dilution during the Calculation Period ending on such Cut-Off Date, by (b) the average aggregate sales generated by the Originators during the Calculation Period in which such computation is being made and the Calculation Period immediately prior thereto.
“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of: (a) the sum of (i) the applicable Stress Factor times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.
“Dilution Volatility Component” means, at any time, the product (expressed as a decimal) of (i) the difference between (a) the highest 3-month rolling average Dilution Ratio (calculated based on such Calculation Periods) over the 12 Calculation Periods then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.
“Discount Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.50 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
“Dispute” means any reason (regardless of merit) for nonpayment of all or any part of a Receivable, (other than solely resulting from the bankruptcy, insolvency or financial inability of the applicable Obligor to pay such Receivable when due) including any alleged offset, recoupment, defense or counterclaim.
“Dollar” or “$” means lawful currency of the United States of America.

“Dominion Date” means the date on which the Administrative Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 6.4 after the occurrence and during the continuance of (i) an Amortization Event, or (ii) a Facility Termination Event or Potential Facility Termination Event, in each of the foregoing cases in this clause (ii), under Section 7.1(a) of this Agreement.
“Early Opt-in Election” means, if the then-current Benchmark (e.g., LMIR) is based on USD LIBOR, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated trade receivables securitization facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Eligible Receivable” means a Receivable that satisfies each of the following criteria as of the related date of acquisition by Borrower and on any date on which such Receivable is included in the Net Pool Balance:
(a)    the Obligor of which (i) is not an Excluded Obligor, (ii) is not an officer, employee, agent or other Affiliate of any of the Loan Parties, (iii) is not a Governmental Authority or political subdivision, department, agency or instrumentality thereof (each, a “Governmental Obligor”) unless the Loan Parties have complied with the Federal Assignment of Claims Act (or other analogous state or federal legislation); provided however, that compliance with the Federal Assignment of Claims Act (or other analogous state or federal legislation) shall not be required if the aggregate Outstanding Balance of all Receivables owing from Governmental Obligors included as Eligible Receivables in the Net Pool Balance does not exceed 3% of the aggregate Outstanding Balance of all Receivables; and (iv) is domiciled in (A) the United State of America, (B) Canada, or (C) another foreign jurisdiction acceptable to the Administrative Agent, provided however, that the aggregate Outstanding Balance of Receivables with Obligors described in this clause (C) included in the Net Pool Balance shall not exceed 3% of the aggregate Outstanding Balance of all Receivables;
(b)    which is not (i) a Delinquent Receivable, (ii) a Defaulted Receivable or (iii) owing from an Unrated Obligor or a non-investment grade Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor and its Affiliates are Defaulted Receivables,
(c)    which by its terms is due and payable within 60 days of the original billing date therefor, or such later date as may be reasonably agreed to by the Required Lenders; provided, however, that up to 15.00% of the aggregate Outstanding Balance of all Receivables may by their terms be due and payable within 61-90 days of the original billing date therefor,
(d)    which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e)    which is denominated and payable only in United States dollars in the United States,
(f)    which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law,
(g)    which arises under a Contract, invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
(h)    which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,
(i)    which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,
(j)    which was generated in the ordinary course of the applicable Originator’s business,
(k)    which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),
(l)    which is not subject to (A) any right of rescission or set-off (other than accrued Contractual Dilution Amounts), or (B) any currently asserted Dispute, counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Adverse Claim of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the applicable Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, Dispute, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset,

(m)    as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,
(n)    as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to Borrower pursuant to the RSCA, and Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than Permitted Liens), and
(o)    the proceeds of which are required to be remitted (i) to a Collection Account that is subject to a Control Agreement, or (ii) to a Lock-Box that clears through such a Collection Account.
“Equity Interests” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Closing Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any preferred stock, and any rights (other than debt securities convertible into, or exchangeable for or valued by reference to, Equity Interests until and unless any such debt security is converted into Equity Interests), warrants or options exchangeable for or convertible into such Equity Interest or any other rights to subscribe to or otherwise acquire such Equity Interests.
“Excluded Obligor(s)” has the meaning specified in the Lenders’ Fee Letter, as the same may be amended, restated or otherwise modified from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 10.2) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 1.9 of this Agreement, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 1.9 of this Agreement, and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing CSA” means that certain Credit and Security Agreement, dated as of April 12, 2017, by and among Borrower, TPX as Master Servicer, and Wells Fargo, as the sole Lender, as amended by Amendment Nos. 1 – 5 thereto.

“Facility Account” means Master Servicer’s account no. XXXXXXXXXXXX at Bank of America, N.A., ABA #XXXXXXXX, Swift Code XXXXXX, Account Name: Tempur-Pedic North America or such other account as may be designated by Borrower in writing from time to time.
“Facility Limit” means, on any date of determination, an amount equal to the Commitment on such date.
“Facility Termination Date” means the earliest of (a) April 6, 2023, (b) the Business Day immediately prior to the occurrence of a Facility Termination Event of the type set forth in Section 7.1(e), (c) the Business Day specified in a written notice from the Administrative Agent following the occurrence and during the continuation of any other Facility Termination Event, and (d) the Business Day specified in a written notice from Borrower, Master Servicer or the Performance Guarantor that is received by the Administrative Agent not less than 3 Business Days’ prior to the specified Facility Termination Date in such notice.
“Facility Termination Event” has the meaning specified in Section 7.1.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York City time) for such day on such transactions received by the Administrative Agent three federal funds brokers of recognized standing selected by it.
“Fee Letters” means the Administrative Agent’s Fee Letter and the Lenders’ Fee Letter.
“Fees” means, collectively, any fees payable pursuant to a Fee Letter.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Floor” means 0.00%.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Receivable” means a Receivable, the Obligor of which is a Governmental Authority.
“Governmental Authority” means any federal, state, municipal, foreign, transnational, national or other government (including any supra-national bodies such as the European Union), governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any regulatory authority or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom or a foreign entity or government (including any supra-national bodies such as the European Union).
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Federal Bankruptcy Code.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Increased Costs” means any amount payable pursuant to Section 1.12(a) or (b).
“Incremental Advance” means a borrowing hereunder that increases the outstanding Aggregate Principal hereunder.
“Indemnified Amount” has the meaning set forth in Section 8.1.
“Indemnified Parties” has the meaning set forth in Section 8.1.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” means a manager of Borrower who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five years and shall not be as long as such person is a manager of Borrower (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Performance Guarantor, Master Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower or another special purpose entity which is a Subsidiary or Affiliate of Master Servicer, the Performance Guarantor or an Originator), (ii) a material supplier to any of the Independent Parties or Borrower, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of more than 5% of the outstanding membership or other equity interests of Borrower, any Originator, the Performance Guarantor or any of their respective Subsidiaries or Affiliates, having general voting rights, (iv) a Person controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties or Borrower, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties or Borrower; (b) has not less than three (3) years’ experience in serving as an Independent Director for special purpose vehicles engaged in securitization and/or structured financing transactions, and (c) is employed by an institution of recognized national standing that is in the business of providing services of this type, including, without limitation, AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services LLC, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC. To the fullest extent permitted by applicable law, including the Limited Liability Company Act of the State of Delaware as in effect from time to time, the Independent Director’s fiduciary duty in respect of any decision on any matter requiring the unanimous vote of Borrower’s Managers (including the Independent Director) shall be to Borrower and its creditors rather than solely to Borrower’s equity holders. In furtherance of the foregoing, when voting on matters subject to the vote of the Managers, including any matter requiring the unanimous vote of Borrower’s Managers (including the Independent Director), notwithstanding that Borrower is not then insolvent, the Independent Director shall take into account the interests of the creditors of Borrower as well as the interests of Borrower.
“Interest” means for each day for each Loan, an amount equal to the product of the applicable Interest Rate multiplied by the outstanding Principal of such Loan, annualized on a 360-day basis.
“Interest Rate” means, on any day during an Interest Period, a rate per annum equal to (i) the then current Benchmark plus the Applicable Margin, (ii) if LMIR is not available to the applicable Lender or has been suspended pursuant to Section 1.7(a) because of a market disruption or illegality that is not related to the planned cessation of LMIR (or any rate on which it is based), the sum of the Alternate Base Rate plus the Applicable Margin, or (iii) from and after the occurrence of a Facility Termination Event, the Default Rate.
“Interim Report” means a report in substantially the form of Exhibit V hereto (appropriately completed), furnished by Master Servicer via Email to the Lenders pursuant to Section 6.6.

“Interim Reporting Date” means any Business Day specified by the Administrative Agent upon not less than five (5) Business Days’ written notice to the Loan Parties after receipt of notice from any Loan Party of the occurrence of an Interim Reporting Trigger or other actual knowledge thereof and during the continuance thereof. There shall not be more than one Interim Reporting Date in any week; provided that if the Administrative Agent notifies Borrower in writing that Interim Reports are required to be delivered weekly, the Interim Reporting Date shall occur on each Wednesday (or if any such Wednesday is not a Business Day, on the next succeeding Business Day thereafter).
“Interim Reporting Trigger” means that aggregate available borrowing capacity under committed credit facilities (including the facility evidenced hereby) of Master Servicer and its Subsidiaries is less than $50,000,000, and Borrower notifies the Administrative Agent in writing, or the Administrative Agent or any Lender otherwise obtains actual knowledge, that an Interim Reporting Trigger has occurred.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Lender” has the meaning set forth in the preamble to this Agreement and shall include such Person’s respective successors and permitted assigns, and “Lenders” means any two or more of such Persons.
“Lenders’ Fee Letter” means that certain Lenders’ Fee Letter dated as of April 6, 2021 by and between Borrower and the Lenders, as the same may be amended, restated or otherwise modified from time to time.
“Lending Office” means, as to any Lender, the office or offices of such Lender designated from time to time for the purpose of making or maintaining Loans under this Agreement, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to such Lender shall include its applicable Lending Office.
“LIBOR Market Index Rate” means, for any day, the greater of (a) 0% per annum, and (b) the “one-month Eurodollar Rate for U.S. dollar deposits” as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.
“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date on which the Aggregate Unpaids are paid in full.
“LMIR” means, on any date of determination, a rate per annum equal to the LIBOR Market Index Rate.
“LMIR Advance” means an Advance that bears interest at the LMIR.
“LMIR Loan” means a Loan that bears interest at the LMIR.

“Loan” means a Lender’s Percentage of an Advance to Borrower pursuant to this Agreement.
“Loan Account” has the meaning set forth in Section 1.8.
“Loan Party” means each of (a) Borrower, and (b) Master Servicer, solely to the extent TPX or one of its Subsidiaries is acting as Master Servicer and, in such case, solely in its capacity as Master Servicer.
“Lock-Box” means each locked postal box established for the purpose of receiving payments of Collections is listed on Exhibit III.
“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the applicable Stress Factor times (b) the highest three-Calculation Period rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.
“Master Servicer” has the meaning set forth in Section 6.1.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of (i) any Loan Party, or (ii) the Performance Guarantor and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement or the ability of Performance Guarantor to perform its obligations under the Performance Undertaking, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Administrative Agent’s Liens in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (e) the collectability of any material portion of the Receivables.
“Material Indebtedness” means (a) in the case of Borrower, any Indebtedness (as defined in the TPX Credit Agreement including a line of credit which would constitute such Indebtedness if funded), and (b) in the case of Master Servicer any Indebtedness (as defined in the TPX Credit Agreement including a line of credit which would constitute such Indebtedness if fully funded) in an aggregate principal amount of at least $50,000,000 pursuant to which Master Servicer is a debtor or an obligor (excluding the financing arrangement evidenced hereby).
“Material Originator” means, on any date of determination, any Originator that originates at least 10% of the Outstanding Balance of all Receivables (as defined in the RSCA) in the 6-Calculation Periods then most recently ended.
“Monthly Payment Date” means the second Business Day after each Monthly Reporting Date commencing May 17, 2017.
“Monthly Report” means a report in substantially the form of Exhibit VI hereto (appropriately completed), furnished by Master Servicer via Email to the Lenders pursuant to Section 6.6.
“Monthly Reporting Date” means the 15th calendar day of each month (or portion thereof) from and after the Closing Date, commencing May 15, 2017 (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).
“Moody’s” means Moody’s Investors Service, Inc.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Standard Concentration Limit or Special Concentration Limit for such Obligor or type of Receivables, category.
“Non-Consenting Lender” shall mean (a) at any time there are two (2) Lenders, any Lender that does not approve any consent, waiver or amendment that has been approved by the other Lender and (b) at any time there are three or more Lenders, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with Section 12.1 of this Agreement and (ii) has been approved by the Required Lenders.
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“Omnibus Amendment No. 2” means Omnibus Amendment No. 2 to the RSA, RSCA the Existing CSA and the Performance Undertaking, dated as of April 6, 2021, by and among TPX, TPNA, SMMC, Borrower, Wells Fargo Bank, National Association, Sumitomo Mitsui Banking Corporation and the Administrative Agent.
“Organizational Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Principal Securities.
“Originator” has the meaning provided in the RSCA. For the avoidance of doubt, a Person that ceases to be an “Originator” in accordance with the Transaction Documents shall cease to constitute an Originator for all purposes of the Transaction Documents.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Costs” means all Indemnified Amounts and Servicer Indemnified Amounts, all Increased Costs, and all Covered Expenses.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.1).
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Overadvance” means, on any date of determination, that the Aggregate Principal outstanding hereunder exceeds the lesser of (a) the Facility Limit and (b) the Borrowing Base.

“Participant” has the meaning set forth in Section 10.1.
“Participant Register” has the meaning set forth in Section 10.1.
“Percentage” means, as to each Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment to the Aggregate Commitment, or (b) if no Commitment is outstanding, the ratio of such Lender’s aggregate Principal outstanding to the Aggregate Principal of all Advances.
“Performance Guarantor” means TPX.
“Performance Undertaking” means a performance undertaking in the form of Exhibit VII hereto, duly executed by the Performance Guarantor in favor of Borrower and its assigns.
“Permitted Liens” means (i) Adverse Claims created pursuant to the Transaction Documents, (ii) Adverse Claims for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith and with respect to which reserves in conformity with GAAP have been established, (iii) any Adverse Claim in respect any Receivable or Related Security which is released on or prior to the sale or transfer of such Receivable pursuant to the RSA or RSCA, as applicable, (iv) with respect to any Collection Account, (x) any Adverse Claim of the Collection Bank that arose in the ordinary course of business between the relevant account holder and such Collection Bank solely pursuant to the related account agreement (i.e., account fees, returned checks and similar amounts) and (y) any statutory liens (related to setoff or otherwise) arising in connection with cash management services provided in connection with any Collection Account, and (v) any Adverse Claim resulting from any judgment or award, the time for appeal or petition for rehearing of which shall not have expired or in respect of which an appeal or proceeding for a review is being prosecuted in good faith and adequate reserves for losses or other appropriate provisions are being maintained in accordance with GAAP.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.
“Potential Facility Termination Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute a Facility Termination Event.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells Fargo (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Principal” of any Advance or Loan means, at any time, (A) the original principal amount of such Advance or Loan minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent for the benefit of the applicable Lenders or Lender which in each case are applied to reduce such Principal in accordance with the terms and conditions of this Agreement; provided that such Principal shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Principal Settlement Date” means, as applicable: (a) at any time while Interim Reports are not required to be delivered, the second Business Day after any Monthly Report revealing an Overadvance is delivered, or (b) at any time while Interim Reports are required to be delivered, the second Business Day after any Interim Report revealing an Overadvance is delivered.
“Proposed Reduction Date” has the meaning specified in Section 1.3.
“Purchase Price Credit” means a credit against the purchase price of a Receivable owing from an Originator to Borrower as described in Section 1.4(a) of the RSCA.
“Receivable” means all Receivables (under and as defined in the RSCA) in which Borrower now has or hereafter acquires any rights. Notwithstanding anything in the Transaction Documents to the contrary, in no event shall any Receivable include any rights, Indebtedness, obligations or other interests under any Contract under which the transfer of such rights, Indebtedness, obligations or other interests is prohibited or would result in a violation or breach of such Contract, and such prohibition or violation is not rendered unenforceable by virtue of Section 9-406, 9-407, 9-408 or 9-409 of the UCC.
“Recipient” means the Administrative Agent, applicable Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 10.1(b).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, managers, employees, agents, advisors and other representatives and successors and assigns of such Person and of such Person’s Affiliates.
“Related Security” means, with respect to any Receivable:
(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,
(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)    all Records related to such Receivable,
(v)    all of Borrower’s rights and remedies in, to and under the RSA, the RSCA and the Performance Undertaking, and
(vi)    all proceeds of any of the foregoing.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve or the Federal Reserve Bank of New York, or any successor thereto.
“Required Amounts” means, on any date of determination, collectively, the sum of (a) any Overadvance that then exists (based upon the most recently delivered Settlement Report), plus (b) all accrued and unpaid Interest and Fees for the related Calculation Period (and any prior Calculation Period), the Indemnified Amounts, Master Servicer Indemnified Amounts and any and all other amounts (other than Principal) then payable to or for the benefit of the Lenders under the Transaction Documents.
“Required Lenders” means, (a) at any time there is only one Lender, such Lender; (b) at any time there are two (2) Lenders, both Lenders; and (c) at any time there are three or more Lenders, Lenders holding more than 50% of the Aggregate Principal then outstanding, or if no Aggregate Principal is outstanding, Lenders holding more than 50% of the Aggregate Commitment, but in no event in this clause (c) less than two Lenders.
“Required Reserve” means, on any day during a Calculation Period, the product of (a) the sum of (i) the Discount Reserve, (ii) the Servicing Reserve and (iii) the greater of (a) the Required Reserve Factor Floor and (b) the sum of the Loss Reserve and the Dilution Reserve, times (b) the Adjusted Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.
“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 18% (where such percentage equals the allowable Standard Concentration Limit represented by the four largest non-investment grade or unrated Obligors) plus (b) the greater of 7% and the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.
“Responsible Person” means (a) with respect to any Originator or Master Servicer, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, general counsel, deputy general counsel, assistant general counsel, assistant treasurer or corporate controller (or, in each such case, the equivalent position however titled) of such Originator or Master Servicer, and (b) with respect to Borrower, any “Authorized Person”. Any document delivered hereunder that is signed by a Responsible Person of an Originator, Master Servicer or Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or limited liability company action on the part of such Originator, Master Servicer or Borrower, as applicable, and such Responsible Person shall be conclusively presumed to have acted on behalf of such Originator, Master Servicer or Borrower, as applicable.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interest of any class of Borrower now or hereafter outstanding, except a dividend payable solely in membership interests of Borrower of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or membership interests of Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interest of Borrower now or hereafter outstanding, and (iv) any payment of management fees by Borrower (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed) (for the avoidance of doubt, this shall not include Servicing Fees).
“Review” shall have the meaning specified in Section 5.1(d)) of this Agreement.
“Revolving Period” means the period beginning on the Closing Date and ending on the Amortization Date.
“Rollover Advance” means, on any date prior to the Facility Termination Date on which Collections are received, a deemed Advance by the Lenders to Borrower of Collections which, after giving effect to such deemed Advance, restores the Aggregate Principal outstanding to the same level as it was immediately prior thereto.
“RSA” means that certain Receivables Sale Agreement dated as of April 12, 2017, by and between SMMC, as seller, and TPNA, as purchaser, as the same may be amended, restated or otherwise modified from time to time.
“RSCA” means that certain Receivables Sale and Contribution Agreement dated as of April 12, 2017, by and between TPNA, as seller and contributor, and Borrower, as purchaser and contributee, as the same may be amended, restated or otherwise modified from time to time.
“Sale Agreements” means, collectively, the RSA and the RCSA.
“S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.
“SEC” means the Securities and Exchange Commission.
“Second Omnibus Effective Date” means April 6, 2021.
“Servicer Indemnified Amounts” has the meaning set forth in Section 8.2.
“Servicing Fee” has the meaning set forth in Section 6.7.
“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
“Settlement Date” means (a) a Monthly Payment Date, (b) a Principal Settlement Date, and (c) a Proposed Reduction Date.
“Settlement Report” means a Monthly Report.

“SMBC” has the meaning set forth in the preamble to this Agreement.
“SMMC” means Sealy Mattress Manufacturing Company, LLC, a Delaware limited liability company.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to Borrower, that as of the date of determination, both (i) (a) the sum of Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (b) Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) Borrower has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) Borrower is not “insolvent” within the meaning given that term and similar terms under the Federal Bankruptcy Code, as amended, and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450 (previously referred to as Statement of Financial Accounting Standards No. 5)).
“Special Concentration Limit” shall have the meaning set forth in the definition of “Standard Concentration Limit” set forth in this Exhibit I.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by a Person as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Stress Factor” means:
(a) for any Calculation Period as to which the average of the 61+ Day Delinquency Ratio for the three Calculation Periods then most recently ended is less than 28%, 1.50, and

(b)(i) for any Calculation Period as to which the average of the 61+ Day Delinquency Ratio for the three Calculation Periods then most recently ended is greater than or equal to 28% but less than 35%, 2.50, and (ii) for any Calculation Period as to which the average of the 61+ Day Delinquency Ratio for the three Calculation Periods then most recently ended is greater than or equal to 35%, 3.00.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of TPX.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, including without limitation, the U.S. medical device excise tax.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.7(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Termination Date” has the meaning specified in the RSCA.
“Top 4 Unrated Obligors” means, on any date of determination, the four (4) Unrated Obligors that, as the of the last day of the Calculation Period then most recently ended, had the four (4) largest Outstanding Balances of Receivables.
“TPNA” means Tempur-Pedic North America, LLC, a Delaware limited liability company.
“TPX” has the meaning specified in the preamble to this Agreement.
“TPX Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 16, 2019, by and among TPX, as Master Servicer, the Additional Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties to thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by amendment nos. 1, 2 and 3 thereto, and as the same may be further amended, restated or otherwise modified from time to time with the consent of the Required Lenders hereunder unless otherwise specified herein, whether or not the same remains in effect.

“Transaction Documents” means, collectively, this Agreement, the Sale Agreements, each Control Agreement, the Fee Letters, Omnibus Amendment No. 2, and all other instruments, documents and agreements required to be executed and delivered pursuant to any of the foregoing, as each of the foregoing is amended, restated or otherwise modified and from time to time in effect.
“UCC” mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority or remedies with respect to the Administrative Agent’s lien on any Collateral or any other collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrated Obligor” means an Obligor that is not rated by either S&P or Moody’s.
“Unused Fee” has the meaning set forth in the Lenders’ Fee Letter.
“USD LIBOR” means the London interbank offered rate for Dollars.
“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate at such time for the purchase of U.S. Dollars with such Foreign Currency.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Wells Fargo” has the meaning set forth in the preamble to this Agreement.
“Withholding Agent” means any Loan Party.